Exhibit 10.20

                                                                       Exhibit A
                                                          Confidential Treatment

                              AMENDED AND RESTATED
                        AFFILIATION AND LICENSE AGREEMENT
                          FOR DTH SATELLITE EXHIBITION
                                 OF PROGRAMMING




         PLAYBOY TV, TWO ADULT MOVIE CHANNELS AND PLAYBOY TV EN ESPANOL




                                  DIRECTV, INC.

                                       and

                      PLAYBOY ENTERTAINMENT GROUP, INC. and
                          SPICE HOT ENTERTAINMENT, INC.

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                                                          Confidential Treatment

                              AMENDED AND RESTATED
                        AFFILIATION AND LICENSE AGREEMENT
                          FOR DTH SATELLITE EXHIBITION
                                 OF PROGRAMMING

      AMENDED AND RESTATED AGREEMENT made as of September 16, 2006 (the "Effective Date"), by and between PLAYBOY ENTERTAINMENT GROUP, INC., and SPICE HOT ENTERTAINMENT, INC., each of which is a Delaware corporation having an office located at Media Center Drive., Los Angeles, California 90065 (collectively referred to herein as "Programmer"), and DIRECTV, INC., a California corporation, having an office located at 2230 East Imperial Hwy., El Segundo, California 90245 ("Affiliate").

WITNESSETH:

      WHEREAS,    Affiliate   has   established   a    direct-to-home    ("DTH")
satellite-based television system in North America;

      WHEREAS, Affiliate desires to continue to distribute various television networks owned and operated by Programmer that feature adult films, related programming and interstitial material (the "Service," as defined in Section 1(b) below) in the United States as restricted by Section 17 herein (the "Territory");

      WHEREAS, Affiliate and Programmer are parties to the Affiliation Agreement for DBS Satellite Exhibition of Cable Programming, dated as of May 17, 2002, as amended, (the "Current Playboy Agreement"); and

      WHEREAS, this Agreement supersedes all prior understandings and agreements relating to the subject matter herein, including without limitation, the Current Playboy Agreement and any amendments or extensions thereto;

      NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH ARE HEREBY ACKNOWLEDGED, IT IS MUTUALLY AGREED AS FOLLOWS:

      1. Grant of Rights.

            (a) Distribution; Certain Definitions.

                  (i) Programmer hereby grants to Affiliate, and Affiliate hereby accepts, the non-exclusive right to distribute the Service in the Territory via the DTH Distribution System (as defined below) to DIRECTV Subscribers during the Term (as defined in Section 6(a) below), as follows: (i) with respect to the Playboy TV Service (as defined in Section 1(b) below), distribution shall include residential subscribers, hotels,

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motels,  private offices,  multiple dwelling  facilities and oil rigs (provided, however, that Affiliate shall not have the right to distribute the Service in any common areas to which the public has free access) on a subscription (a la carte or package) basis (the "Subscription Offerings") and on a pay-per-view, pay-per-block and pay-per-night basis (collectively, the "PPV Offerings"), in blocks of at least sixty (60) minutes each (or such period as the parties shall agree) for up to twenty four (24) hours; provided, however, that any partial exhibition of the Service which consists only of motion pictures must be no shorter than sixty (60) minutes (any block of time, a "PPV Program"); and (ii) with respect to each of Movie Channel 1, Movie Channel 2 and Playboy TV en Espanol Services (as each is defined in Section 1(b) below), distribution may include Subscription Offerings and PPV Offerings to residential subscribers, hotels, motels, private offices, multiple dwelling facilities and oil rigs (provided, however, that Affiliate shall not have the right to distribute the Service in any common areas to which the public has free access). Affiliate shall determine in its sole discretion whether to sell Subscription Offerings on an a la carte or package basis. Affiliate shall have the non-exclusive right to use the name of or logo for "Playboy TV," "Spice Wild" "The Hot Network," and "Playboy TV en Espanol" as such names or logos may be changed, altered and amended by Programmer, or the names, titles or logos of the Service or any of
its  programs,  or  the  names,  voices,   photographs,   music,  likenesses  or
biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, all of which are being licensed exclusively for use in connection with the distribution, promotion, marketing and sale of the Service as provided herein. Any further use shall require Affiliate's notification to Programmer and Programmer's written approval, not to be unreasonably withheld.

                  (ii) The term "DTH Distribution System" shall mean the distribution system for video and other programming services whereby the programming satellite signal or feed is received from Programmer's delivery source by a DIRECTV turnaround earth-station facility which compresses and processes the signal or feed and then uplinks it to a DTH communications satellite (a "DTH Satellite") for transmission to DIRECTV Subscribers. DTH Distribution System shall also include any other method of distribution that Affiliate currently and/or subsequently uses to deliver the Service feed(s) to DIRECTV Subscribers as part of Affiliate's provision of television services consisting of multi-channel linear programming (which may be combined with other services), including, without limitation, MMDS and territorial-based transmission infrastructures such as Internet protocol (excluding distribution via the Internet or the World Wide Web; provided that if at any time Programmer offers the right to distribute the Service via the Internet or World Wide Web to any other distributor of the Service, Programmer will offer the same rights on the same terms and conditions to distribute the Service on the Internet or the World Wide Web to Affiliate)), fiber optic, twisted pairs and coaxial cable, provided that in connection with such delivery methods, Affiliate complies with the following: (i) the end users to whom Affiliate distributes the Service are DIRECTV Subscribers; (ii) the branding and packaging that is received by such DIRECTV Subscribers is substantially the same as the branding and packaging received by DIRECTV Subscribers that receive the Service via Affiliate's direct to home satellites. During the Term (as defined in Section 6(a)), the Service (as defined below) shall be distributed via a DTH Satellite at the orbital location which transmits to the greatest

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number of DIRECTV Subscribers.  "DIRECTV Subscribers" shall mean those customers
(both residential and non-residential) authorized by Affiliate to receive a DIRECTV branded DTH service via the DTH Distribution System to a customer's Set-Top Box (as defined below), provided that nothing herein shall prohibit the transfer of Service programming by a DIRECTV Subscriber from such Subscriber's Set-Top Box to a portable viewing device. "Service Subscribers" shall mean
DIRECTV  Subscribers   authorized  by  Affiliate  to  receive  the  Subscription
Offerings   and/or  PPV   Offerings.   "Internet"   shall  mean  the  electronic
communications network that connects computer networks and organizational computer facilities around the world. "World Wide Web" means the hypertext transfer protocol-based, distributed information system that facilitates sharing information and content via the Internet. A "Set-Top Box" means a device that connects to, or is integrated as part of, a television or other video output display device ("Display Device") and also connects to the source of Affiliate's audio/visual signal, the content of which then is displayed on the Display Device.

                  (iii) If Programmer grants or has granted to any other distributor of multi-channel (i.e., broadcast or cable television networks) video programming that distributes the Service in the Territory the right to receive and distribute any Service via a "New Distribution Method" (as defined below), then Programmer will promptly notify Affiliate thereof and make available to Affiliate the right to receive and distribute such Service(s) via such New Distribution Method to the extent that, and under the same terms and conditions such rights were made available to such other distributor directly in exchange for such rights; provided that if Affiliate cannot reasonably satisfy such terms and conditions, Programmer shall offer Affiliate comparable terms and conditions. The phrase "same terms and conditions" shall include the allocation of costs of distribution of the applicable Service(s) on the New Distribution Method between Programmer, the other distributor of the Service(s) and any required third party facilitator needed for the distribution of the Service(s). "New Distribution Method" shall mean, with respect to any other distributor of the Service in the Territory, any distribution method, device, distribution technology or format (for example, distribution to hand-held devices, distribution via the Internet, or distribution to computers in college dorm rooms) other than has been granted under this Agreement; provided that, in all events, the current distribution methods of cable television, telco (i.e., via traditional fiber lines), direct to home satellite, SMATV and multipoint distribution service shall not be considered a New Distribution Method.

                  (iv) Affiliate shall have the right, but not the obligation, exercisable in its absolute sole discretion, to distribute the programming service commonly known as "Playboy en Espanol" upon delivery to Programmer of not less than thirty (30) days prior written notice thereof. References throughout this Agreement to Playboy en Espanol shall be applicable only upon Affiliate's launch, if any, of Playboy en Espanol via the DTH Distribution System.

                  (v) Affiliate shall be permitted to authorize satellite master antenna television system ("SMATV") operators (including telephone companies and similar service providers) that serve multiple dwelling unit buildings or complexes, commercial or business

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establishments   with  multiple  television  viewing  sites  or  master  planned communities and the like to distribute the Service in the Territory via such SMATV systems directly to end users within such buildings or establishments for DTH reception only, provided, however, that: (i) such SMATV operator shall not have the right to distribute the Service in any common areas to which the public has free access and (ii) Affiliate shall be responsible for each such SMATV operator's compliance with all the terms and conditions of this Agreement including but not limited to, the service charge due for each individual purchase of the Service, whether on a PPV Offering or Subscription Offering basis.

            (b) The Service. The "Service" shall, individually and collectively, mean and consist of the national feed (or, if Programmer uses multiple feeds for the Service for the purpose of serving multiple time zones, such other of such multiple feeds designated by Affiliate) of the three programming services described in clauses (i) through (iii) below, and Playboy TV en Espanol and the VOD Service at such time, if any, that Affiliate elects to launch Playboy TV en Espanol and/or the VOD Service. Each Service, except the VOD Service, shall be presented on a 24-hour per day, 7 days a week schedule, as described below and in the "Descriptions and Limitations of the Service," attached hereto as Exhibit
A. The Service shall be delivered to Affiliate in its entirety, meaning that the programming (including, without limitation, all other information related thereto (e.g., data)) on the Service as received by any Service Subscriber at a given point in time shall be the same as the programming received by all other subscribers to the Service at such point in time (excluding insertions by individual video service providers to permit the customization of a feed with respect to promoting such video service provider not to exceed four minutes per hour; provided that the insertions do not change the content of a Program, and only preempt interstitial programming). In the event that Programmer grants individual service providers the right to insert customized insertions as provided hereinabove, Programmer shall notify Affiliate and Affiliate shall be granted the same such rights.

                  (i) Playboy TV. The programming service commonly known as "Playboy TV" is currently exhibited on channel 595 ( "Playboy TV"). Playboy TV shall consist of entertainment programming for adult audiences as more fully described in the "Description and Limitation of the Services" Section attached hereto as Exhibit A. Affiliate shall refer to Playboy TV as "Playboy TV," or other name mutually agreed to by the parties, and may list Playboy TV on the program guide as "PBTV." Affiliate shall include a marketing description of Playboy TV in Affiliate's programming guide that is viewed by Subscribers that is mutually agreed upon by the parties.

                  (ii) Movie Channel 1. The service known as "Movie Channel 1" is currently exhibited on channel 597 ( "Movie Channel 1"). Movie Channel 1 shall consist of entertainment programming for adult audiences as more fully described in the "Description and Limitation of the Services" Section attached hereto as Exhibit A. Affiliate shall refer to Movie Channel 1 as "The Hot Network," or other name approved by Affiliate (such approval not to be unreasonably withheld or delayed, it being agreed that "Club Jenna" is an approved name), and may list Movie Channel 1 on the program guide as "HOT" or as otherwise agreed

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to by the Parties.  Affiliate  shall  include a marketing  description  of Movie
Channel 1 in the programming guide that is viewed by Subscribers that is mutually agreed upon by the parties.

                  (iii) Movie Channel 2. The service known as "Movie Channel 2" is currently exhibited on channel 598 ( "Movie Channel 2"). Movie Channel 2 shall consist of entertainment programming for adult audiences as more fully described in the "Description and Limitation of the Services" Section attached hereto as Exhibit A. Affiliate shall refer to Movie Channel 2 as "Spice Wild" or other name approved by Affiliate (such approval not to be unreasonably withheld or delayed, it being agreed that "Spice:Xcess" is an approved name), and may list Movie Channel 2 on the program guide as "WILD" or as otherwise agreed to by the Parties. Affiliate shall include a marketing description of Movie Channel 2 in the programming guide that is viewed by Subscribers that is mutually agreed upon by the parties.

                  (iv) [This section intentionally left blank.]

                  (vi) Playboy TV en Espanol. Playboy TV en Espanol shall consist of native and dubbed Spanish-language entertainment programming for adult audiences as more fully described in the "Description and Limitation of the Services" Section attached hereto as Exhibit A. Affiliate shall refer to the Service as "Playboy en Espanol," or other name mutually agreed to by the parties, and may list the channel on the program guide as "PBE" Affiliate shall include a marketing description of Playboy TV en Espanol in the programming guide that is mutually agreed upon by the parties

                  (vii) VOD Service. The collection of VOD Packages (as defined herein) offered to distributors of the Service for use in the distributors' Video-On-Demand service, wherein each Package is offered in its entirety to a subscriber's premises by means of the DTH Distribution System for use in an "On-Demand" environment where the subscriber can start and stop video programming at any time and the content is delivered to subscribers as part of the same service that the subscriber receives his or her linear television service (specifically excluding delivery via the Internet/World Wide Web.) A VOD Package is defined as those bundles of adult programs consisting of adult content offered to multi-channel video distributors of television in the Territory (for example any cable operator, satellite television provider, or other facilities-based provider such as Verizon, Bell South or AT&T, in connection with such other provider's multi-channel video distribution business, but not such other provider's cellular phone, World Wide Web, Internet or wireless businesses (an "MCVP")) for distribution on a VOD basis to subscribers with specific distribution requirements including requirements with respect to the user interface. Notwithstanding the terms of this paragraph, upon Affiliate's election and written request, Programmer agrees to provide customized VOD Packages for use by Affiliate in its VOD service offered to Subscribers to the extent that use of Programmer's VOD Packages as set forth above is commercially unreasonable given the technology deployed by Affiliate for so long as Affiliate's use of Programmer's VOD Packages remains commercially unreasonable.

                  (viii) [This section intentionally left blank.]

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                  (ix)  Programmer  represents  and warrants that (A) it reviews all programming contained in the Service for compliance with the restrictions and limitations set forth in Exhibit A, and (B) the Service shall reflect adult content subject to the restrictions and limitations set forth in Exhibit A, and shall not contain or depict any acts otherwise prohibited by Exhibit A.

                  (x) All right, title and interest in and to the entire contents of the Service, including, but not limited to, films and recordings thereof, title or titles, names, trademarks, concepts, stories, plots, incidents, ideas, formulas, formats, general content and any other literary, musical, artistic, or other creative material included therein shall, as between Programmer and Affiliate, remain vested in Programmer.

                  (xi) Each of the Playboy TV, Movie Channel 1, Movie Channel 2 and Playboy TV en Espanol (if applicable) shall be offered on a simultaneous basis and distributed by Affiliate to its Subscribers a minimum of 24 hours per day, seven days per week, on a separate and distinct channel.

                  (xii) At any time during the Term and in any portion of the Territory, Affiliate shall be permitted to offer other "branded" or "unbranded" adult programming competitive to the Service, it being acknowledged and agreed by the parties that Affiliate's offering of such other adult programming shall not constitute a breach of this Agreement.

                  (xiii) Programmer shall not propose or impose upon Affiliate, nor shall Affiliate be obligated to pay, any surcharge or other cost (other than the License Fees provided for in Section 2 hereof) for receipt and distribution of the Service.

            (c) Other Distribution Rights and Obligations. In addition, the parties agree as follows:

                  (i) Subject to Programmer's obligations hereunder and Affiliate's rights under Section 17, Affiliate shall distribute the Service as transmitted by Programmer, in its entirety, in the order and at the time transmitted by Programmer without any intentional and willful editing, delays, alterations, interruptions, deletions or additions ("Alterations"), excepting:
(A)  Affiliate's  commercial  or other  announcements,  only if permitted  under
Section 3 hereof, (B) Affiliate's electronic guides (including without limitation, any mosaic or similar guides), (C) news bulletins and other public announcements as may be required by emergencies or applicable law; and (D) the use of digital video recorders at the DIRECTV Subscriber's premises for playback either on a television display or a mobile device ("DVRs"), videocassette recorders ("VCRs"), or other similar devices by DIRECTV Subscribers. Programmer acknowledges that the DTH System requires and applies digital compression and encryption processes prior to transmission and decryption and decompression processes upon reception and agrees that such processing does not constitute

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an  Alteration  of the Service.  Programmer  shall fully  encrypt the  satellite signal of the Service utilizing encryption technology commonly used in the satellite distribution industry. Affiliate shall at all times provide Affiliate with two operational receivers and decoders per Service as necessary to receive and decode the Service.

                  (ii) Subject to the terms and conditions of this Agreement, the terms and conditions upon which Affiliate distributes the Service to Service Subscribers, including, without limitation, the packaging of the Service and retail price charged, shall be determined by Affiliate in its sole discretion. Affiliate shall use reasonable efforts to provide Programmer with sixty (60) days' prior written notice of any retail price change.

                        (iii) Subject to the limitations contained in Section 17 below, and Exhibit B, as applicable, with respect to the PPV Offerings, Affiliate may offer a multiple channel offering, such that for a single payment a purchasing Subscriber is permitted to view Movie Channel 1 and Movie Channel 2 and/or Playboy TV together with other adult channels as determined by Affiliate (as restricted by Section 17 herein) (the "Cascade"), all for one fee (the "Cascade Fee").

                        Notwithstanding Affiliate's current intention, Affiliate shall not be obligated to offer the Service using the purchasing mechanism set forth in this Section 1(c)(iii).

                  (iv) Programmer shall make the Service available via satellite signal from a domestic communications satellite commonly used for the delivery of television programming which must be viewable with existing equipment from Affiliate's broadcast center in Los Angeles, California (the "Broadcast Center"). As of the Effective Date, the feeds of the Service are or will be available on Intelsat Americas 13 ("Programmer's U.S. Satellite"). Programmer may, from time to time, in its sole discretion, change the satellite being used for delivery of the Service to Affiliate; provided, however, that any satellite used by Programmer to transmit the Service shall be a domestic communications satellite commonly used for the delivery of television programming which must be viewable with existing equipment from the Broadcast Center without Affiliate incurring additional costs or requiring Affiliate to enter into any third-party arrangements (e.g., HITS) for receipt of the signals. In the event Programmer either (i) changes Programmer's U.S. Satellite to a satellite or other transmission medium not susceptible to viewing or utilization by Affiliate's then-existing earth station equipment without affecting the receipt of the signals of any other programming or other services then received (or committed to be received) by such Affiliate, (ii) changes the technology used by Programmer to encrypt the Service to a technology not compatible with Affiliate's then-existing descrambling equipment, or (iii) compresses, digitizes or otherwise modifies the signal of the Service in such a manner that it cannot be received or utilized by Affiliate, then Affiliate shall have the right to discontinue carriage of the Service, immediately; provided that this right of discontinuance and deletion shall not apply to Affiliate if Programmer agrees to: (I) provide Affiliate with the necessary additional equipment required to receive the Service from the new satellite; and (II) promptly reimburse Affiliate for the actual out of pocket cost to acquire

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and install  equipment  necessary for Affiliate to  descramble,  receive  and/or utilize the signal of the Service from such new satellite or other transmission medium, and/or the actual out of pocket cost to acquire and install equipment necessary for Affiliate to descramble, receive and/or utilize the signal of the Service. Programmer agrees to use commercially reasonable efforts to provide Affiliate with at least one hundred twenty (120) days' prior written notice of any satellite or technology change. Programmer, or its designee, shall maintain
appropriate  back-up  satellite  protection   arrangements  in  accordance  with
customary  industry   standards.   Programmer  and  Affiliate  shall  use  their
respective commercially reasonable efforts to maintain for the Service a high quality of signal transmission in accordance with their respective technical standards and procedures.

                        (v) The parties hereby  acknowledge  and understand that
the overall terms and conditions of this Agreement, including without limitation, Sections 2(e), 2(f), 6(c)(v) and 11 and Exhibits "B," "D" and "E" hereof, are expressly conditioned upon Affiliate's distribution of each of the Playboy TV, Movie Channel 1 and Movie Channel 2 Services to all residential DIRECTV Subscribers, excluding DIRECTV Subscribers restricted from receiving the applicable Services as set forth in Section 17 and sub-paragraph B of Exhibit "B" and/or those Subscribers who have elected not to have the option of purchasing adult programming and/or have been excluded from the purchase of transactional programming.

            (d) Rights with Respect to Channel Capacity. Affiliate shall have the right, in its sole discretion and for Affiliate's sole benefit as between Programmer and Affiliate, to utilize the channel capacity used to transmit the Service during any hours which (i) the Service, or any significant portion thereof, is not being transmitted to Affiliate for any reason; or (ii) the transmission of the Service, or any significant portion thereof, has been suspended or terminated by Affiliate pursuant to Section 17. Programmer acknowledges that it has no ownership rights in, or right to use, any channel or any amount of capacity on any DTH Satellite.

      2. Compensation; Most Favored Nation; Programming Account.

            (a) Compensation. As full and complete compensation for Affiliate's right to distribute the Service, Affiliate shall pay to Programmer the applicable percentage of Gross Receipts (as defined below) for each month, as such percentage is calculated as set forth on Exhibit B.

                  (i) "Gross Receipts" are defined as the sum of all monies billed to Subscribers by Affiliate during any month (not including amounts owed by Affiliate due to taxes other than income or franchise taxes) for receiving any part of the Service; provided, however, that Gross Receipts shall in no event include (i) any charge specifically made for access to programming other than for the Service or any general access charge, hardware licensing charge or other charge made on a "blanket" basis (which shall mean that such charge will relate to access to all program services available from Affiliate by means of the

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DTH Distribution  System); or (ii) any charges made for ordering the Service via telephone as a PPV Offering, which charges are additional to the charges for ordering the Service without using the telephone. Affiliate shall have the right to offer Movie Channel 1, Movie Channel 2 and/or Playboy TV as part of the Cascade, as set forth above, in which case the Service's allocable share of revenues from such Cascade shall equal Programmer's pro rata share of the Cascade Fee based on the number of networks in the package. Other than as set
forth  above,   Affiliate  shall  notify   Programmer  prior  to  packaging  the
Subscription Offerings with any other programming services. If, however, Affiliate packages the Subscription Offerings with other non-adult premium subscription programming services, then Affiliate shall determine the Service's allocable share of revenues from such package by application of the following formula:

                  S = (A/B) x P

                  where

                  S = the Service's allocable share of revenues from such package

                  A= the DIRECTV a la carte price then in effect for the Subscription Offering

                  B     = the  sum of  the  DIRECTV  a la  carte  prices  of all
                        programming services included in such package (including, without limitation, the Service) then in effect

                  P =   the price of such package

For the  avoidance  of doubt,  an example  of such  calculation  is as  follows:
Affiliate packages the Subscription Offerings with programming service X and programming service Y and each of the foregoing has an a la carte retail price of $15, $5 and $10, respectively. The retail price for the entire package is $36. Programmer's allocable share of the revenues from such package would be $18 (15/30 x 36).

                  (ii) To the extent that a Subscriber prepays any portion of monies solely in connection with Affiliate's distribution of the Service, then the amount prepaid shall be included in Gross Receipts for the month in which such payment was received; provided that, Affiliate's billing system has the capability to account for such prepayments. Affiliate shall deduct the amount of any Credit Transaction (as defined below in Section 2(a)(ii)), as such amount is reasonably determined by Affiliate, from the Gross Receipts of the month in which such Credit Transaction occurs.

                  (iii) "Credit Transaction" shall mean any refund (or other payment or credit) to a DIRECTV Subscriber in connection with (A) prepayments for the Service, (B) Programmer's inability to transmit the Service to Affiliate for distribution via the DTH Distribution System for any reason other than Affiliate's non-performance of an obligation

                                                          Confidential Treatment

hereunder, (C) a Force Majeure Event or (D) credits (excluding Discounted Previews of the Service not authorized by Programmer) allowed by Affiliate in its commercially reasonable judgment consistent with Affiliate's policies and procedures applied consistently to Programmer and Affiliate's other sources of programming services.

                  (iv) Affiliate shall be responsible for the accounting for all Gross Receipts and shall account to Programmer with regard to the Gross Receipts for the Service on a monthly basis, not later than 45 days after the last day of the month in which the Gross Receipts are accrued by Affiliate. Affiliate shall provide a separate accounting for the Playboy TV, Movie Channel 1, Movie Channel 2 and Playboy TV en Espanol (if applicable) Services. Each such accounting shall include:

                  (A)   the aggregate Gross Receipts for such month;

                  (B) the origin (categorized separately by residential subscribers (which includes multiple dwelling facilities, private offices and oil rigs) and hotels/motels, if any) of all Gross Receipts for Subscription Offerings for such month;

                  (C)   the  number of  residential  DIRECTV  Subscribers  as of
                        approximately   the  fifteenth   calendar  day  of  such
                        calendar month;

                  (D)   the applicable Programmer Share from Exhibit B;

                  (E)   the  dollar  amount  of  Programmer's   share  of  Gross
                        Receipts for such month;

                  (F) the number of Service Subscribers as of approximately the 15th day of such calendar month; and

                  (G) for each PPV Offering, the number of Service Subscribers purchasing such PPV Offering on each calendar day of such month; and

                  (H)   Hotel/Motel  License  Fee (as  defined  below in Section
                        2(c)).

                  (v) Programmer and Affiliate shall accord confidential treatment to any information contained in the aforementioned statement in accordance with Section 15. At Programmer's request and at reasonable times, upon reasonable advance written notice and during normal business hours at Affiliate's offices, Affiliate shall permit Programmer's representatives to review, one time per each year of the Term and one time during the year immediately after the termination or expiration of this Agreement, those books and records maintained according to Affiliate's standard accounting practices which are generally in

                                                          Confidential Treatment

accordance with GAAP required to verify License Fees and reports made hereunder. Programmer shall audit each calendar year of the Term, if at all, within one (1) year following the end of such calendar year, with such review limited to those records for those months of the prior calendar year which have not been previously reviewed and those past months of the current calendar year for which records are available. Programmer shall report promptly (but no later than 30 days following completion) to Affiliate the results of such audit, including any deficiency in payment of License Fees that Programmer believes were revealed by such audit, and shall make any claim against Affiliate with respect to the results of such audit within one (1) year after reporting such results to Affiliate. From and after Programmer's audit of a particular period of the Term, such period shall be deemed closed by the parties and, except as may be demonstrated by such audit, Affiliate shall have no further liability in respect of License Fees for such period. Programmer may not commence a new audit until all prior audits have been closed and the results have been presented to Affiliate. Any such review shall be at Programmer's sole cost and expense; provided, however, if such review discloses an underpayment greater than ten percent (10%) of the actual amount due (which amount is not subject to a bona fide dispute by Affiliate), Affiliate shall reimburse Programmer for its reasonable out-of-pocket costs and expenses incurred to discover such underpayment. The information derived from and the process of such review shall be subject to the confidentiality provisions of Section 15. Notwithstanding anything herein to the contrary, any audit conducted pursuant to this Section 2(a)(v) shall be conducted by a reputable, industry recognized third party auditor or another firm approved in advance by Affiliate, which shall have first entered into a confidentiality agreement with Affiliate.

            (b) License Fee. As full and complete compensation for the rights granted Affiliate hereunder, Affiliate shall pay to Programmer, on a monthly basis, the "License Fees," calculated pursuant to Programmer's Cable Rate Card in Exhibit B, subject to reduction and offset for any credits, discounts, and reimbursements set forth in Exhibit B, annexed hereto, and a five percent (5%) reduction in the amount to be paid to Programmer to take into consideration the approximated rate that DIRECTV Subscribers default on amounts owed for viewing of the Service. As used in this Section 2 and elsewhere in this Agreement (including Exhibit "B") when referring to the payment of License Fees or the provision of subscriber reports by Affiliate to Programmer, unless expressly modified by "calendar," the term "month" shall refer to Affiliate's accounting month, which is the approximately thirty (30) day period commencing on approximately the middle of each month and ending on approximately the middle of the next succeeding month. Affiliate acknowledges that it is being extended the License Fees herein in exchange for offering Playboy TV, Movie Channel 1 and Movie Channel 2 to all residential DIRECTV Subscribers, excluding DIRECTV Subscribers restricted from receiving the applicable Services as set forth in
Section 17 and sub-paragraph B of Exhibit "B" and/or those Subscribers who have elected not to have the option of purchasing adult programming and/or have been excluded from the purchase of transactional programming.

            (c) Hotel/Motel License Fee. The parties understand and agree that the terms of this Section 2(c), and not Section 2(a), shall govern the case of monies received from the distribution of the Service to hotels or motels. In no event shall Affiliate pay any

                                                          Confidential Treatment

fees or other charges on any Gross Receipts pursuant to both this Section 2(c) and any other section of this Agreement. Affiliate shall pay to Programmer a license fee (the "Hotel/Motel License Fee") simultaneously with the accounting rendered to Programmer as set forth in Section 2(a)(iv). The Hotel/Motel License Fee shall be equal to the license fee set forth on Exhibit D attached to this Agreement.

            (d) Late or Non-Payments. Any amounts not paid hereunder by the date payment is due, and which are not paid within ten Business Days after receipt of a notice from the obligee thereof stating that such amounts have not been paid and are overdue, shall, at Programmer's option, accrue interest at the rate of one percent (1%) per month or at the highest lawful rate, whichever shall be the lesser, from the date notice was given that such amounts were overdue until they are paid. "Business Day" shall mean a day that is not a Saturday, Sunday or day on which banks are generally closed for business in the State of California.

            (e) Most Favored Nation.

                  (i) If at any time during the Term, Programmer allows (whether prospectively or by virtue of assuming any pre-existing agreements or otherwise) another person engaged in distribution of any of the Services within the Territory (including, without limitation, by means of the Internet, broadcast, cable, telco (i.e., via traditional fiber lines), satellite and/or satellite-based direct broadcast television distribution) (hereinafter, an "Other Distributor"), to distribute such Service(s) in exchange for Consideration (as defined below) which, when taken as a whole on a net effective basis per subscriber to such Service(s), is more favorable to such Other Distributor than to Affiliate with respect to such Service(s) ("Favored Fees"), then Programmer shall promptly notify Affiliate in writing of such Favored Fees and Affiliate shall be immediately entitled, at its sole option, to incorporate into this Agreement the Favored Fees effective as of the first day following the date on which Programmer first allows such Other Distributor to distribute the Service(s) in exchange for the Favored Fees; provided that, in case of the assumption of any preexisting agreement by Programmer, Affiliate shall be entitled to incorporate into this Agreement the Favored Fees on a prospective basis only (i.e., from the date that Programmer assumed such agreement). If Affiliate chooses to incorporate such Favored Fees, however, it must do so in their entirety, including all corresponding terms and conditions related to the Service(s). If such corresponding terms and conditions are impossible or impractical for Affiliate to perform, the parties hereto will mutually negotiate in good faith to establish comparable terms and conditions. Nothing in the preceding sentences shall require Affiliate to incorporate the Favored Fees into this Agreement.

                  (ii) Notwithstanding anything herein to the contrary, "Other Distributor" shall not include Programmer's Affiliated Companies (as defined in Section 8(a) hereof) engaged in distribution of the Service (or any portion thereof) via the Internet; provided that, such Affiliated Companies are, as of the date hereof and throughout the Term continue to be, controlled by and at least 50% owned by Playboy Enterprises, Inc. (the parent company of Playboy Entertainment Group, Inc.) or a subsidiary thereof. The parties

                                                          Confidential Treatment

acknowledge that, as of the date hereof, such Affiliated Companies consist of, but shall not be limited to, Playboy.com, Spicetv.com, ClubJenna.com and Adult.com, and Programmer represents and warrants that said companies are controlled by and at least 50% owned by Playboy Enterprises, Inc. or a subsidiary thereof. Programmer shall provide Affiliate with advance written notice in the event that any other Affiliated Company intends to commence distribution of the Service via the Internet during the Term.

                  (iii) Intentionally Omitted.

                  (iv) At Affiliate's election, Programmer shall permit Affiliate's representatives to review, during the Term (no more than once each calendar year) and for one (1) year and on a one-time basis only thereafter, such Programmer records as required for the sole purpose of verifying Programmer's compliance with the terms of this Section 2(e), at reasonable times, upon reasonable advance written notice and during normal business hours at Programmer's offices. Such review shall be at Affiliate's sole cost and expense; provided, however, if such review discloses an overpayment by Affiliate greater than ten percent (10%) of the actual amount due (which amount is not subject to a bona fide dispute by Programmer), Programmer shall reimburse Affiliate for its reasonable out-of-pocket costs and expenses incurred to discover such overpayment. The information derived from and the process of such review shall be subject to the confidentiality provisions of Section 15, and any third party auditor shall be required to acknowledge in writing its agreement to such confidentiality provisions. Notwithstanding anything herein to the contrary, any such audit shall be conducted by a "Big 5" public accounting firm or another firm approved in advance by Programmer which shall have first entered into a confidentiality agreement with Programmer (an "Independent Auditor"). If, as a result of an audit, the Independent Auditor determines that Programmer has fully complied with its obligations pursuant to this Section 2(e), then the Independent Auditor shall provide written notice to the parties stating only that Programmer has complied. If, as a result of the audit, the Independent Auditor determines that Programmer may not be in compliance, then the Independent Auditor shall commence good faith discussions with Programmer related thereto. In the event that after such good faith discussions have continued for a period of thirty (30) days (or such extended period as may be mutually agreed to by the parties), the Independent Auditor continues to believe that Programmer may not have complied with such obligations, then, within thirty
(30) days after such good faith discussions, Programmer shall have the option, in its sole discretion, to either (x) grant to Affiliate the Favored Fees disclosed by the audit, or (y) authorize the Independent Auditor to provide to Affiliate only that limited redacted information acquired during the course of the audit as is reasonably necessary for Affiliate to pursue its claim of non-compliance against Programmer (the "Programmer MFN Election"). Under no circumstances, other than the limited circumstance set forth in foregoing subsection (y), shall any information acquired during the course of the audit be disclosed to Affiliate by the Independent Auditor. In any event, Affiliate shall make any claim against Programmer with respect to the results of such audit within one (1) year after its receipt of the Programmer MFN Election. From and after Affiliate's audit of a particular period of the Term, such period shall be deemed closed by the parties and, except as may be

                                                          Confidential Treatment

demonstrated by such audit, Programmer shall have no further liability in respect of Favored Fees for such period.

                  (v) For purposes of this Section 2(e), the parties agree and understand the following:

                        (A) "Consideration" deemed as Favored Fees (or a component part of a Favored Fee) includes license, royalty or service fee discounts, revenue shares of splits, volume discounts, penetration discounts or caps thereon, payment limits, payment deferrals, special marketing arrangements, launch support, revenue guarantees or any other terms and conditions which to either the Other Distributor or Programmer can be reasonably measured in dollars computed on a net effective amount per subscriber basis; provided, however, that local marketing campaigns (e.g., a Programmer sponsored event at a local venue) shall not be deemed as Favored Fees (or a component part of a Favored Fee); and provided further that Programmer will offer Affiliate the right to implement a substantially similar campaign for substantially the same cost to Programmer as mutually agreed to by the parties. If applicable, amounts actually paid to any required Third Party Facilitator needed for the distribution of the Service(s) will be taken into consideration in the calculation of Consideration paid to the relevant Other Distributor. Third Party Facilitator means a person that is providing goods or services to an Other Distributor in conjunction with the Other Distributor's distribution of one or more of the Services where the goods or services of the person are required by the Other Distributor in order to permit the distribution of the Services over the Other Distributor's distribution platform. As an example, should an Other Distributor offer a wireless service and utilize a Third Party Facilitator to provide technology for distribution of the service for a fee, then the Consideration paid to the Other Distributor shall be reduced by the Third Party Facilitator fee.

                        (B) Programmer represents and warrants that the Consideration provided by Affiliate to Programmer, when taken as a whole on a net effective basis per subscriber to the Service (i.e., each Service individually and the Services collectively), is no less favorable to Affiliate than to any Other Distributor as of the date hereof.

                  (vi) Programmer hereby grants to Affiliate, and Affiliate hereby accepts from Programmer, the non-exclusive right to distribute the VOD Services that Programmer makes available for distribution on a Video On Demand basis (whereby a consumer selects the viewing of a program on an unscheduled real time basis (as opposed to selection of a viewing time by such consumer from a pre-determined schedule of viewing times) ("VOD")) at such time that Affiliate has the capability to distribute programming services via VOD to DIRECTV Subscribers. Nothing herein shall obligate Affiliate to distribute such programming via VOD. Any distribution of Service programming by Affiliate via VOD shall be subject to terms and conditions to be negotiated and mutually agreed to by the parties, provided that Programmer shall make VOD available to Affiliate on

                                                          Confidential Treatment

terms and conditions that are no less favorable to Licensee than any Other Distributor of VOD, it being understood that if the agreement with such Other Distributor(s) contains terms and conditions that are not relevant to Affiliate or Affiliate is not reasonably capable of complying with such terms and conditions taking into consideration Affiliate's business, including, without limitation, Affiliate's technology and national platform, then the parties shall negotiate comparable obligations, terms and conditions in good faith. Affiliate will not distribute the VOD Services until the terms and conditions for distribution have been agreed to by the Parties.

            (f) Titanium Subscribers. Notwithstanding any other provisions of this Agreement, Affiliate may offer the Service as part of Affiliate's planned premium programming package offering subscribers the right to receive all or substantially all of Affiliate's programming (including premium and pay-per-view programming) for a single monthly payment, which package is tentatively branded as the "Titanium Package" (the subscribers to which package shall be referred to as "Titanium Subscribers"), and Affiliate shall not be obligated to pay any fee to Programmer for the distribution of such package so long as the total number of Titanium Subscribers does not exceed five thousand (5,000). In the event that Affiliate obtains more than five thousand (5,000) Titanium Subscribers, Affiliate and Programmer will negotiate in good faith a reasonable monthly license fee to be paid to Programmer by Affiliate for those subscribers in excess of five thousand (5,000). Affiliate will provide Titanium Subscribers with the opportunity to opt out of receiving the Service at any time.

            (g) Programming Account/Marketing Fund.

                  (i) The parties hereby acknowledge that pursuant to all predecessor agreements (including, without limitation, Sections 2(f) and 4(g) of the Current Playboy Agreement), and notwithstanding any previous accounting of the amounts in question, all amounts set aside by Affiliate for marketing and promotion of channels provided to Affiliate by Programmer are being maintained by Affiliate in a programming account containing the stipulated amount of One Million One Hundred Thousand Dollars $1,100,000 (the "Programming Account") and that the following shall constitute full satisfaction of the parties' respective obligations with respect to such Programming Account: Affiliate may spend the Programming Account funds on any marketing campaigns or initiatives related to the Services or Programmer as determined by Affiliate in its sole discretion after consultation with Programmer; provided, however, that the parties agree that if any Programming Account funds are not utilized by the end of the Term, then such amounts will be paid to Programmer.

                  (ii) Commencing as of November 16, 2006 and continuing throughout the Term of this Agreement, Programmer shall contribute $75,000 per quarter to a specific special purpose marketing support account (the "Marketing Account"). Affiliate shall deduct such payments on a monthly basis in the amount of $25,000 from the License Fees due to Programmer under this Agreement. Affiliate may spend the Marketing Account funds on any marketing campaigns or initiatives related to the Services or Programmer as determined by Affiliate in its sole discretion after consultation with Programmer; provided

                                                          Confidential Treatment

that Affiliate agrees to perform at least one marketing initiative per year of the Term, designed to drive DIRECTV Subscribers to the "Playboy TV" Service. In addition, in exchange for agreeing to the reduced Marketing Account above (as compared to the Current Playboy Agreement), Programmer agrees to host four (4) (two (2) per year of the Term) first class parties for Affiliate's employees, guests and/or clients at the Playboy Mansion in Los Angeles (evenings and/or weekends upon Affiliate's request as provided in the immediately following sentence) and two (2) (one (1) per year of the Term) first class parties for Affiliate's employees, guests and/or clients at the Palms Casino in Las Vegas, Nevada, each with full food and beverage (alcoholic and non-alcoholic) service, entertainment (as requested by Affiliate), hotel rooms (for Palms parties) and all related services (including, without limitation, convenient parking and/or shuttle service for all guests) to be supplied by Programmer at fair market rates charged to all other parties (with no mark-ups, administrative charges, etc.) at a total cost not to exceed $250,000 per party, which cost shall be funded from the Programming Account (until that account is exhausted, and thereafter out of the Marketing Account) and paid directly by Affiliate; provided that Programmer shall provide an invoice that will reflect the per person cost of each party and any costs that are not determined on a per person basis, such cost to be no greater than the fair market rate charged to all other parties for similar parties. Affiliate agrees (i) to provide Programmer with at least sixty (60) days advance written notice of any request for any party, (ii) that for the purpose of scheduling any party, the term weekend shall mean Friday, Saturday and Sunday, and (iii) with respect to the Playboy Mansion in Los Angeles, no more than one (1) party per year during the Term shall occur on a weekend. Notwithstanding the foregoing, Programmer agrees that it shall make reasonable good faith efforts to accommodate any party request made with less than sixty (60) days advance notice and/or any request to stage Affiliate's allocated number of parties other than as stated above (e.g., a request for three (3) Mansion parties during a given year or a request for two (2) weekend parties at the Mansion during a given year); provided that there are sufficient funds in the Programming Account and/or the Marketing Account to cover the cost of the proposed party; and provided further that Affiliate may, in its sole discretion, elect to pay the balance of any costs in the event that funds remaining in the Programming Account and/or the Marketing Account are insufficient to cover the total cost of any proposed party. In the event that Affiliate does not use any of the money contributed under this sub-section by the end of the Term of this Agreement, Affiliate will pay to Programmer the un-used portion of the funds.

                  (iii) Affiliate shall provide a quarterly accounting of amounts spent pursuant to the above Sections 2(g)(i) and (ii).

      3. Commercial Announcements and Other Advertising.

            (a) Commercial Announcements. Programmer hereby represents and warrants that it does not make available to any Other Distributor of any Service commercial announcements of any nature in the schedule of such Service(s). If at any time during the Term, Programmer provides to any Other Distributor the right to make commercial announcements within any Service, then Programmer shall offer such right to Affiliate on terms and conditions no less favorable than those offered to such Other Distributor of the

                                                          Confidential Treatment

Service(s). In any event, the rights with respect to commercial or promotional announcements provided by Programmer to Affiliate shall be no less favorable, in terms of the nature, use, scheduling, availability, length of the announcements and so forth (including, without limitation, the right to cover Programmer's commercial or promotional announcements), than those provided to any Other Distributor.

            (b)  Advertising.  If Programmer  offers any Other  Distributor  the
opportunity   to   advertise,   or  includes  any  Other   Distributor   in  any
advertisement(s), whether or not in connection with the Service, in any publication, recording, service, visual work or audiovisual work, whether or not Programmer controls it, then Programmer shall provide Affiliate with the opportunity to elect to be included in such advertisement, if such advertisement is in connection with advertising the Service, or an opportunity to elect to be included in a similar advertisement, if such advertisement is not in connection with advertising the Service, on at least as favorable terms as such Other Distributor. Programmer shall not include Affiliate, or advertise Affiliate, by any means without Affiliate's prior written consent, which may be given or withheld by Affiliate in its sole discretion.

      4. Marketing and Promotion of the Service.

            (a) Affiliate shall market and promote the Service in a similar manner as Affiliate markets and promotes other similar premium programming services; provided, however, that Affiliate may market and promote any other such premium programming service differently and/or more frequently, if such service provider provides Affiliate with material consideration or compensation therefore. In connection therewith, Programmer shall provide Affiliate, upon Affiliate's request, with promotional and marketing advice. Affiliate shall make all marketing and promotion decisions in its sole discretion, but the parties understand and agree that Affiliate currently expects to use a range of promotional media (including, without limitation, print advertising and cross-channel promotional spots on the DTH Distribution System) to market and promote the Service. Affiliate shall publicize the schedule of the Service in the Territory in a manner similar to that which it employs, and based on the same factors, it considers, in publicizing the schedule of other similar premium programming services distributed via the DTH Distribution System, including, without limitation, the publication of the Service programming schedule in the television listings and program guides which Affiliate, as applicable, distributes.

            (b) Subject to Sections 6 and 17, Affiliate shall not at any time during the Term (i) cease marketing or promoting the Service or (ii) withdraw distribution of the Service in any area of the Territory after the introduction thereof in such area; provided that, Affiliate may cease marketing and promoting the Service if Affiliate, in its absolute sole determination, reasonably believes that marketing or promoting the Service may be politically harmful to Affiliate or its Affiliated Companies or adversely affect the corporate image that Affiliate or its Affiliated Companies desires to maintain at such time, provided however, that should Affiliate cease marketing and/or promoting the Service for the aforementioned reason, Affiliate may not market and/or promote any other adult services comparable to the Service provided by Programmer hereunder for so long as Affiliate ceases


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marketing and/or promoting the Service.

            (c) Affiliate may expend such amounts as it deems necessary or desirable, in its sole discretion, during any 12-month period (with each 12-month period starting on the Effective Date as defined in Section 6(a) or the anniversary thereof) (a "12-Month Period") for marketing, advertising and promoting of distribution of Playboy TV via the DTH Distribution System. Subject to the terms and conditions of this Agreement, Affiliate shall consult with programmer in good faith, but shall make any decisions relating to such marketing, advertising, promotion and expenditures in its sole discretion, including, without limitation, the selection of promotional media (such as print advertising, direct mail pieces, cross-channel promotional spots on the DTH Distribution System, etc.) and the scheduling of such marketing, advertising and promotional activities.

            (d) [This section intentionally left blank.]

            (e) From time to time, Programmer may offer Affiliate an opportunity to exhibit the Service discounted to DIRECTV Subscribers ("Discounted Previews"). Discounted Previews shall be made only with Programmer's prior written authorization and shall be offered to Affiliate on a frequency and basis no less favorable than those offered to any Other Distributor of the Service (or any portion thereof). The retail price for Discounted Previews shall be no less than ninety-nine cents ($.99) per programming block and shall be paid to Programmer in a similar manner as provided in Section 2.

            (f) Program Guide. During the Term, Programmer shall provide the daily programming schedule for the Service to Tribune Media Service (or such other service designated by Affiliate) in order that Affiliate may access the program schedule for purposes of the on-screen program guide.

      5. Representations. Warranties and Covenants.

            (a) By Affiliate. Affiliate warrants, represents and covenants to Programmer that:

                  (i) to its best knowledge after diligent review and receipt of advice of legal counsel with experience in such matters, it is in compliance with and will comply with all material "Laws" (as defined below) with respect to its rights and obligations under this Agreement, including without limitation, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992 which are applicable to Affiliate, the Communications Act of 1934, the Communications Decency Act of 1996 (as any or all may be amended and any successor, replacement or similar Laws or statutes), and any and all regulations issued pursuant to any of the foregoing. As used in this Agreement, "Laws" mean and include relevant federal, state, municipal or local statutes, laws, rules, regulations, ordinances, codes, directives and orders, including administrative rules or policies and court orders;


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                                                          Confidential Treatment

                  (ii) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

                  (iii) it shall distribute the Service in the Territory in accordance with and subject to the terms and conditions set forth in this Agreement;

                  (iv) it shall not, without Programmer's prior written approval, use the name of or logo for "Playboy TV," "Spice Wild," "The Hot Network," "The Hot Zone," "Fresh!," "Club Jenna', "Spice:Xcess" or "Playboy TV en Espanol," or the names, titles or logos of the Service (or any successors thereto) or any of its programs, or the names, voices, photographs, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof, for any purpose other than in material intended to advise Service Subscribers or potential Service Subscribers of the availability and scheduling of the Service or as a channel identifier. Affiliate shall not publish or disseminate any material that violates restrictions imposed by Programmer or Programmer's suppliers and disclosed upon reasonable advance written notice to Affiliate by Programmer. The restrictions set forth in this
Section 5(a) (iv) shall apply only to the extent they are applied by Programmer uniformly with respect to all of its distributors of the Service, and shall not apply if Affiliate has received a valid written authorization from a third party for any of the uses described in this Section 5(a)(iv);

                  (v) it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

                  (vi) it has no knowledge of any misrepresentation, breach of warranty or covenant made by Programmer hereunder;

                  (vii) the individual executing this Agreement on its behalf has the authority to do so.

            (b) By Programmer. Programmer warrants, represents and covenants to Affiliate that:

                  (i) to its best knowledge after diligent review and receipt of advice of legal counsel with experience in such matters, it is in compliance with and will throughout the Term continue to comply with all material Laws applicable to, or with respect to, the Service and the provision of the Service to Affiliate, and Programmer's rights and obligations under this Agreement with respect to the Service and Programmer's obligations hereunder, including without limitation, FCC rules and regulations governing the Service, if any, all relevant provisions of the Cable Television Consumer Protection and Competition Act of 1992, and the Communications Act of 1934, the effective portions of the Communications Decency Act of 1996 (as any or all may be amended and any successor, replacement or


                                       20
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                                                          Confidential Treatment

similar Laws) and any regulations promulgated under any applicable law or any of the foregoing;

                  (ii) it has the power and authority to enter into this Agreement and to fully perform its obligations hereunder;

                  (iii) it shall provide the Service for the Territory, at its sole cost and expense (together with any necessary equipment, including without limitation, backup or reserve equipment), in accordance with and subject to the terms and conditions set forth in this Agreement, including, without limitation, that it shall (A) arrange and pay for the transmission of the Service from Programmer's U.S. Satellite to the Broadcast Center, (B) encode and scramble the Service at its sole expense, (C) cause its uplink authorization center to authorize and enable Affiliate's descramblers to receive and descramble the Service, and (D) provide to Affiliate two (2) receivers and two (2) decoders per channel to receive and unscramble the Service at each of the two (2) Broadcast Center;

                  (iv) it shall promptly provide Affiliate with any and all promotional materials of the Service which it generally provides to any other distributor of the Service, at Programmer's sole cost and expense; and if Affiliate shall request additional such materials, then Programmer shall promptly provide such materials to Affiliate and Affiliate shall reimburse Programmer for the reasonable actual costs thereof;

                  (v) it has obtained, and shall maintain in full force during the Term hereof, such federal, state and local authorizations as are necessary to comply with Laws or which are material and necessary to operate the business it is conducting in connection with its rights and obligations under this Agreement;

                  (vi) it has obtained or will obtain at its sole expense all rights necessary for Affiliate to use and enjoy its rights in connection with its distribution of the Service, including, without limitation, obtaining all necessary trademarks, copyrights, licenses and any and all other proprietary, intellectual, property and other use rights necessary in connection with, or for Affiliate's distribution of the Service, and at all times during the Term "PLAYBOY TV," "SPICE WILD," "THE HOT NETWORK," "FRESH!," "CLUB JENNA", "SPICE:XCESS" or "PLAYBOY TV EN ESPANOL" or the names, titles or logos of the Service (or any successors thereto) or any of their programs, or the names, voices, photographs, music, likenesses or biographies of any individual participant or performer in, or contributor to, any program or any variations thereof) and to perform its obligations hereunder and grant the rights granted pursuant to Section 1;

                  (vii) there are no (and it covenants that it shall not enter into directly or indirectly, allow or otherwise permit any) affiliation, distribution or any other agreements, whether written or oral, granting to distributors and/or any other third party, person or entity any form or type of exclusive or other rights that would limit or restrict in any way Affiliate's rights to distribute the Service in the Territory;


                                       21
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                                                          Confidential Treatment

                  (viii)  it  shall  not,  without   Affiliate's  prior  written
approval, use the name of or logo for "DIRECTV," or any variations thereof, for any purpose, without Affiliate's prior written consent;

                  (ix) there is no actual and, to Programmer's knowledge, there is no pending investigation (including, without limitation, a grand jury investigation) involving the Service (or any content included in the Service) or any pending proceeding against Programmer (or any of its principals or Affiliated Companies) for the violation of any federal, state or local law or regulation, as applicable, concerning illegal, indecent or obscene material or the transmission thereof (the "Obscenity Laws");

                  (x) it will notify Affiliate as soon as reasonably practical, but in no event more than two Business Days, after receiving notification of, or becoming aware of, any pending investigation by any governmental authority, or any pending criminal proceeding against Programmer (or any of its principals or Affiliated Companies (as defined in Section 8(a)), which investigation or proceeding concerns distribution of the Service or programming in the Service, including without limitation, investigations any/or proceedings concerning potential violations of Obscenity Laws. For purposes of this Section 5(b)(x), Programmer shall be deemed to be aware of any such investigation or proceeding if any of the directors, officers, agents, representatives or employees of managerial functions of Programmer or an Affiliated Company has received any communication about or otherwise becomes aware of any such investigation or proceeding;

                  (xi) to the best of Programmer's knowledge after diligent review and advice of counsel with experience in such matters, the programming Service and all programming provided as part thereof that Programmer provides Affiliate hereunder complies with Obscenity Laws and is not violative of Obscenity Laws in any jurisdiction in the Territory;

                  (xii) it solely and exclusively possesses, and will at all times during the Term so possess, any and all rights necessary to grant Affiliate the right to distribute the Service and all programming provided as part thereof, as a whole or in parts, as Subscription Offering(s) and PPV Offering(s), as the case may be, in the Territory (it being understood and agreed that Programmer has granted and may grant similar rights to other third parties);

                  (xiii) nothing contained in the Service or in any other material supplied by Programmer to Affiliate violates, infringes, or conflicts with any rights of any person or entity (including, without limitation, copyright, trademark, music performance and all other proprietary and/or intellectual rights);

                  (xiv) there are no outstanding (or, to the best of Programmer's knowledge, threatened) judgments or pending claims, liens, charges, restrictions, or encumbrances on or related to the Service or any programming provided as part thereof that may materially interfere with the rights of Affiliate under this Agreement;


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                                                          Confidential Treatment

                  (xv) Programmer is the sole entity that has entered into and shall enter into agreements and obligations with other distributors with respect to the Service and to any and all programming provided as part of the Service;

                  (xvi) except to the extent expressly permitted hereunder, during the Term, the Service shall not include any direct sales, advertising or infomercials;

                  (xvii) the individual executing this Agreement on its behalf has the authority to do so;

                  (xviii) to its best knowledge after diligent review and receipt of advice of legal counsel with experience in such matters, it is in compliance with and will throughout the Term continue to comply with 18 USC 2257 or 28 CFR 75 or any successor legislation or code. Programmer has prepared, maintained and executed, and at all times during the Term and for a period of seven (7) years thereafter shall, prepare, maintain and execute any documents or records, and provide Affiliate with copies of any documents or records which are required by Title 18, U.S.C. ss. 2257, as amended, and/or the associated regulations found at 28 C.F.R. 75.1 et. seq., as amended, and/or any successor statute or regulation ("Section 2257"). Programmer warrants and represents that it is in possession of such documents and records, and maintains them in accordance with Section 2257. Programmer agrees to appoint a "record custodian" as required under Section 2257, and will keep Affiliate apprised of the physical address where all required records are compiled and maintained pursuant to
Section 2257, along with the name of the records custodian. Programmer will display a conspicuous disclosure statement on all depictions of `actual sexually explicit conduct' contained in the Services as required by Section 2257, which statement identifies the records custodian for the content and describes the physical location where the records relating to the content may be inspected as required under applicable law. If required by law, Programmer will be identified as a "primary producer" in any and all disclosure statements associated with the Services pursuant to Section 2257. Programmer further agrees to cooperate with Affiliate in connection with any inspections or government inquiries initiated pursuant to Section 2257. Affiliate shall have the right to inspect such documents and records at any time during regular business hours at Programmer's location for maintaining the records with five (5) business days' prior written notice from Affiliate.

      6. Term; Effective Date; Termination.

                  (a) Term; Effective Date. Subject to certain rights of termination set forth in this Agreement; and notwithstanding the terms of the May 24, 2004, letter agreement executed by each of the parties, the initial term of the Agreement shall be for the period commencing on the Effective Date and ending on November 15, 2008 (the "Term").

            (b) Termination for Breach or Bankruptcy. This Agreement may be terminated by either party (the "Affected Party"), in its discretion, at any time after any of the following occurrences with respect to the other party (the "Other Party"):


                                       23
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                                                          Confidential Treatment

                  (i) the breach of any representation, warranty or covenant of the Other Party or failure by the Other Party, its successors or assigns to perform any material obligation hereunder which is not cured within thirty (30) days after receipt of written notice thereof from the Affected Party or as to which reasonable steps to cure have not been commenced within such period (or are not thereafter diligently pursued and completed within an additional thirty
(30) days); or

                  (ii) the filing of a petition in bankruptcy or for reorganization by or against the Other Party under any bankruptcy act; the assignment by the Other Party for the benefit of its creditors, or the appointment of a receiver, trustee, liquidator or custodian for all or a substantial part of the Other Party's property, and the order of appointment is not vacated within thirty (30) days; or the assignment or encumbrance by the Other Party of this Agreement contrary to the terms hereof; or

            (c)   Termination   by  Affiliate.   Affiliate  may  terminate  this
Agreement:

                  (i) subject to Section 1(b)(viii), immediately upon prior written notice, if the Service, or any programming provided as part thereof (including, without limitation, advertising, if any), fails to comply in any material way with Exhibit A hereto and the definition of "Service" in Section 1(b) hereof, as reasonably determined by Affiliate, if Programmer is unable to cure such material failure within fifteen (15) days upon notice (specifying such failure) thereof ;

                  (ii) if Affiliate discontinues operation of the DTH System, immediately upon such discontinuance;

                  (iii) according to the provisions of Section 6(d) or Section 17 hereof;

                  (iv) immediately following written notice to Programmer of Programmer's failure to comply with any material Laws, if Programmer is unable to cure or eliminate the failure to comply with such material Laws in any material respect within fifteen (15) days upon notice (specifying such failure) thereof; or

                  (v) on ninety (90) days' prior written notice in the event Programmer, or all or substantially all of its stock or assets, is/are acquired (directly or indirectly) by a third party who is an "Industry Acquirer" (as defined below), whether by way of a purchase of assets, purchase of a majority of the outstanding stock of Programmer, merger, consolidation or otherwise, after which such acquiring party has the right or ability by virtue of such acquisition to control (directly or indirectly) Programmer and/or those assets (including without limitation, to direct the creation and operation of the Service) used in the performance of Programmer's obligations hereunder (each a "Change in Control"), unless Affiliate provides written consent, in its absolute sole discretion, to such Change in Control. If such a Change in Control is consummated without Affiliate's prior written consent, then Affiliate shall have the right, in its absolute sole discretion, to terminate this Agreement in its


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                                                          Confidential Treatment

entirety. As used herein, "Industry Acquirer" shall mean, whether directly or indirectly, a third party or an Affiliated Company (as defined in Section 8(a) hereof) of such third party: (x) engaged in the "adult" industry in any manner whatsoever (by way of example and not in limitation of the foregoing, Hustler, Penthouse, etc.); (y) directly engaged in the distribution of regularly scheduled programming networks or services (e.g., a collection of programs) via television (broadcast, cable or satellite); or (z) competitors of Affiliate engaged in multichannel television (i.e., satellite, cable or telco) distribution (e.g., Echostar, cable companies) or is a broadcast television station or owns broadcast television station(s); provided that, with respect to the businesses described in clauses (y) and (z) (a "Programmer/Distributor"), Affiliate's termination right shall not be exercisable unless the acquirer (or Affiliated Company) has an ownership interest in a Programmer/Distributor (directly or indirectly) that is equal to or greater than 30% of such Programmer/Distributor's outstanding stock or if the acquirer (or Affiliated Company) has the ability (directly or indirectly) to control (by reason of voting stock ownership, contract or otherwise) such Programmer/Distributor. Notwithstanding the foregoing, a Change in Control wherein the acquiring entity is a third party that is not an Industry Acquirer (or an Affiliated Company thereof), shall not require Affiliate's consent so long as such acquirer assumes in writing all of Programmer's obligations and liabilities under this Agreement, such acquirer agrees in writing to maintain the quality of the Service consistent with the standards utilized by Programmer as in effect immediately prior to the effective date of such Change in Control, and such acquirer has a net worth which is at least equal to the greater of (x) Programmer's net worth immediately prior to the effective date of such Change in Control or (y) $50 million; and provided further, that a Change in Control resulting directly from the initial public offering of Programmer shall be excluded from the provisions of this Section 6(c)(v), so long as the controlling stockholder(s) of Programmer and substantially all of the members of management of the Programmer remain the same following the initial public offering and for the duration of the Term.

            (d) Force Majeure. Notwithstanding any other provision in this Agreement, neither Programmer nor Affiliate shall have any liability to the other or any other person or entity with respect to any failure of Programmer or Affiliate, as the case may be, to transmit or distribute the Service or perform its obligations hereunder if such failure is due to any failure or degradation in performance of Programmer's U.S. Satellite or Affiliate's DTH Satellite(s) or transponders on any such satellites (as applicable) or of the DTH System (in which case, Affiliate shall be excused from its distribution obligations under this Agreement), or of any failure of scrambling/descrambling equipment or any other equipment owned or maintained by others (including, without limitation, Affiliate's automated billing and authorization systems), any failure at the origination and uplinking center used by Programmer or Affiliate, any labor dispute, fire, flood, riot, legal enactment, government regulation, Act of God, or any cause beyond the reasonable control of Programmer or Affiliate, as the case may be (a "Force Majeure"), and such non-performance shall be excused for the period of time such failure(s) causes such non-performance (and shall result in a per-day pro rata reduction in any Revenue Assurances for any failure or non-performance that affects at least ten percent (10%) of Affiliate's subscribers for a period of seven (7) days or longer)); provided, however, that if Affiliate determines in its sole


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                                                          Confidential Treatment

discretion that it is commercially or technically unfeasible to cure a Force Majeure with respect to the DTH System or one or more DTH Satellites and so notifies Programmer, then either party may terminate this Agreement effective upon written notice to the other party. The parties acknowledge and agree that although the Service may at any given time be uplinked to only one of several DTH Satellites, failure or degradation in any of such DTH Satellites may require Affiliate to reduce the number of programming services (in particular the number of PPV and/or adult services) available for allocation among all of the DTH Satellites, with such reduction including, without limitation, curtailment or termination of the distribution of the Service by Affiliate, at Affiliate's sole discretion. Accordingly, Programmer further acknowledges and agrees that the provisions set forth in the first sentence of this Section 6(d) shall apply and shall exculpate Affiliate and excuse the performance of Affiliate hereunder in the event of such a failure or degradation of any of the DTH Satellites or the transponders on any such satellite, regardless of whether the satellite to which the Service is uplinked at the time of such failure or degradation is itself the subject of such failure or degradation. In the event Affiliate determines in its sole discretion that it is unable to cure, or it is commercially impracticable to cure, such Force Majeure during the remaining Term of this Agreement, then Affiliate may terminate this Agreement immediately upon notice to Programmer.

            (e) Survival. Termination of this Agreement pursuant to this Section 6 shall not relieve either party of any of its liabilities or obligations under this Agreement, including without limitation those set forth below in Section 8, which shall have accrued on or prior to the date of such termination.

            (f) License Fee Reduction. In addition to its remedies set forth in this Agreement, Affiliate may receive credit against the License Fees in the proportion that the hours of programming each day materially deviates from the programming required in Section 1(b), as determined by Affiliate in its sole discretion, bears to the total hours the Service is transmitted each day, such credit to be applied against the License Fees, but only for the applicable number of days such deviation occurs in any month. Affiliate shall notify Programmer in writing in advance of any such reduction it intends to make, and Programmer shall have fifteen (15) days from the date of such notice to cure such programming deviation prior to Affiliate effecting any such reductions if the deviation is not cured during the fifteen (15) day period.

            (g) Rights to Limit Distribution. Programmer shall have the rights to limit distribution of Movie Channel 1 and Movie Channel 2 as set forth in Exhibit B hereof.

      7. Separate Entities. No officer, employee, agent, servant or independent contractor of either party hereto or their respective subsidiaries or affiliates shall at any time be deemed to be an employee, servant or agent of the other party for any purpose whatsoever, and the parties shall use commercially reasonable efforts to prevent any such misrepresentation. Nothing in this Agreement shall be deemed to create any joint-venture, partnership or principal-agent relationship between Programmer and Affiliate, and neither


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shall hold  itself out in its  advertising  or in any other  manner  which would indicate any such relationship with the other.

      8. Indemnification; Limitation of Liability.

            (a) By Programmer. Programmer shall indemnify, defend and hold harmless each of Affiliate, its Affiliated Companies (as defined below) and the directors, officers, employees, and agents of Affiliate and its Affiliated Companies (collectively, the "Affiliate Indemnitees") from, against and with respect to any and all claims, criminal and civil liabilities, costs and expenses (including reasonable attorneys' and experts' fees) ("Claims") incurred to third parties (including without limitation, any Governmental Authorities) in connection with any claim against any of the Affiliate Indemnitees arising out of (i) Programmer's breach of its representations, warranties and covenants set forth in this Agreement, (ii) the Service or material or programming supplied by Programmer pursuant to this Agreement, (iii) the distribution or cablecast of any programming of the Service which violates or requires payment for use or performance of any copyright, right of privacy or literary, music performance or dramatic right, (iv) Programmer's advertising and marketing of the Service, (v) any acts or omissions by audio text suppliers (including, without limitation, the content of any of the audio text service) and all employees and contractors thereof, (vi) any other materials, including advertising or promotional copy, supplied or permitted by Programmer, and/or (vii) any claim for payment by a third party as a result of Affiliate's distribution of the Service. As used in this Agreement, "Affiliated Company(ies)" shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control (i.e., the power to direct affairs by reason of ownership of voting stock, by contract or otherwise) with such person or entity and any member, director, officer or employee of such person or entity.

            (b) By Affiliate. Affiliate shall indemnify, defend and hold harmless each of Programmer, Programmer's Affiliated Companies and the directors, officers, employees and agents of Programmer and Programmer's Affiliated Companies (collectively, the "Programmer Indemnitees") from, against and with respect to any and all claims, liabilities, costs and expenses (including reasonable attorneys' and experts' fees) incurred to third parties arising out of (i) Affiliate's breach of its representations, warranties and covenants set forth in this Agreement, (ii) Affiliate's distribution of the Service by means of the DTH Distribution System (except with respect to claims relating to the content of the Service, including advertising or promotional copy supplied or permitted by Programmer), (iii) Affiliate's advertising and marketing of the Service and the DTH System, and (iii) any other materials used by Affiliate, including advertising or promotional copy, not supplied or permitted by Programmer.

            (c) Procedure for Indemnification Claims. The respective indemnification obligations of each of the parties pursuant to Sections 8(a) and 8(b), above, shall be conditioned upon strict compliance with the following procedures for indemnification claims based upon or arising out of any claim, action or proceeding by any person not a party to this Agreement. If at any time a claim shall be made, or an action or proceeding shall be

                                                          Confidential Treatment

commenced, against a party to this Agreement (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations under this Agreement, the Aggrieved Party shall give to the Indemnifying Party notice of that claim, action or proceeding within five
(5) Business Days following receipt of service of any claim, action or proceeding by the Party (except that failure to give that notice shall not excuse the Indemnifying Party except to the extent that it is materially prejudiced by that failure). The notice shall state the basis for the claim, action or proceeding and the amounts claimed, (to the extent that amount is determined at the time when the notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim) with counsel which is reasonably acceptable to the Aggrieved Party. Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend the claim, action or proceeding within a reasonable time, but in no event more than fifteen (15) days after the notice shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend the claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived the right to contest and defend against any claim of the Aggrieved Party for indemnification under this Agreement based upon or arising out of that claim, action or proceeding.

                  (i) Right of Set-Off. Notwithstanding the foregoing and without limiting Affiliate's other rights and remedies, pending the resolution of any claim in respect of which Affiliate is entitled to be indemnified, Affiliate may, in the event Programmer has not assumed the defense of all claims on behalf of Affiliate and any Affiliate Indemnitees as set forth above, and following written notice to Programmer, withhold License Fees which would otherwise be payable to Programmer under this Agreement in an amount consistent with Affiliate Indemnitees' anticipated reasonable and actual out of pocket legal fees and costs associated with Affiliate's receipt of service of any such claim. Without limiting Affiliate's other rights and remedies, Affiliate may offset and retain from such withheld monies (i) the amount of legal fees and costs the Affiliate Indemnitees expend in connection with such claims during the pendency thereof, and (ii) the actual amount(s) to settle such claims and/or to pay any judgments in connection therewith (subject to the last sentence of this Section 8(c)(i)). Affiliate shall provide Programmer with a written accounting sufficiently detailed to allow Programmer to ascertain such expenditures. If no action or other proceeding for recovery on such a claim has been commenced within twelve (12) months after its assertion, Affiliate shall not in connection with that particular claim under this paragraph continue to withhold such monies (that were not so offset) and shall remit to Programmer all such withheld monies otherwise due Programmer unless Affiliate believes, in its reasonable judgment, that such a proceeding is likely to be instituted notwithstanding the passage of that time. Under no circumstances shall Programmer have the right to settle or dispose of any claim under this paragraph without Affiliate's prior written consent.

            (d) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT:


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                                                          Confidential Treatment

                  (1) IN NO EVENT SHALL ANY PARTY BE LIABLE FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, OCCASIONED BY ANY FAILURE TO PERFORM OR THE BREACH OF ANY OBLIGATION UNDER THIS AGREEMENT FOR ANY CAUSE WHATSOEVER INCLUDING NEGLIGENCE. EACH OF THE PARTIES HAVE READ AND UNDERSTANDS AND EXPRESSLY WAIVES AND RELEASES ANY AND ALL RIGHTS AND BENEFITS WHICH THE RESPECTIVE PARTIES MAY HAVE HAD UNDER SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA (THE "CIVIL CODE"), AND ANY SIMILAR PRINCIPLES OF LAW OR EQUITY, TO THE FULL EXTENT THAT THEY MAY HAVE SUCH RIGHTS AND BENEFITS PERTAINING TO SUCH DAMAGES THE PARTIES ARE HEREBY WAIVING. SECTION 1542 OF THE CIVIL CODE PROVIDES AS FOLLOWS:

            "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IS KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

                  (2) ANY AND ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR USE, ARE EXPRESSLY EXCLUDED AND DISCLAIMED BY AFFILIATE.

                  (3) IN NO EVENT SHALL ANY PROJECTIONS, FORECASTS, ESTIMATIONS OF SALES AND/OR MARKET SHARE OR EXPECTED PROFITS, OR OTHER ESTIMATIONS OR PROJECTIONS BY AFFILIATE OR ANY OF ITS DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES, REGARDING OR RELATED TO AFFILIATE'S DTH BUSINESS BE BINDING AS COMMITMENTS OR, IN ANY WAY, PROMISES BY AFFILIATE.

      9. Notices. Except as set forth below, all notices hereunder shall be in writing and delivered by hand or sent by certified mail, return receipt requested, fax, an overnight delivery service to the receiving party at its address set forth above or as otherwise designated by written notice. Notice to Programmer shall be provided as follows:

If by mail, facsimile     Playboy Entertainment Group, Inc.
or overnight or           2706 Media Center Drive.
personal delivery:        Los Angeles, California 90065
                          Attention:  Senior Vice President,
                          Business and Legal Affairs
                          Fax:  (323) 276-4502

                          Playboy Entertainment Group, Inc.

                                                          Confidential Treatment

                          2706 Media Center Drive.
                          Los Angeles, California 90065
                          Attention:  Executive Vice President,
                          Sales and Affiliate Relations
                          Fax:  (323) 276-4505

With a courtesy copy to:  Playboy Enterprises, Inc.
                          680 N. Lake Shore Drive
                          Chicago, Illinois 60611
                          Attn:  General Counsel
                          Fax:  (312) 266-2042

Notice to Affiliate shall be provided as follows:

If by mail                DIRECTV, Inc.
or facsimile:             P.O. Box 92424
                          Los Angeles, California 90009
                          Attention:  Executive Vice President, Programming
                          Fax:  (310) 535-5416
                          cc:  General Counsel
                          Fax:  (310) 964-4991
                          cc:  Legal & Business Affairs
                          Fax:  (310) 964-4880

If by overnight or        DIRECTV, Inc.
personal delivery:        2230 East Imperial Highway
                          El Segundo, California 90245
                          Attention: Executive Vice President, Programming
                          cc:  General Counsel
                          cc:  Legal & Business Affairs

      Notice given by mail shall be considered to have been given five (5) days after the date of mailing, postage prepaid certified or registered mail. Notice given by facsimile machine shall be considered to have been given on the date receipt thereof is electronically acknowledged. Notice given by an overnight delivery service shall be considered to have been given on the next business day.

      10. Waiver. The failure of any party to insist upon strict performance of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or similar nature. Subject to Section 8(d) above, all rights and remedies reserved to either party shall be cumulative and shall not be in limitation of any other right or remedy which such party may have at law or in equity.

      11. Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective successors and assigns, except that it may not be assigned


                                       30
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                                                          Confidential Treatment

by transfer, by operation of law or otherwise, without the prior written consent of the non-transferring party, which shall not be unreasonably withheld; provided, however, that (i) Affiliate may assign its rights and obligations under this Agreement, in whole or in part (including without limitation, Affiliate's right to distribute the Service) (A) to a successor entity to Affiliate's DTH business; (B) to a third party as part of preparing to go or going public; or (C) to a third party, provided Affiliate remains primarily liable for the performance of such third party's obligations hereunder and (ii) Programmer may assign its rights and obligations under this Agreement, in whole or in part, (A) to a successor entity to Programmer's business; provided, however, that such assignment shall be subject to the limitations relating to Change in Control set forth in Section 6(c)(v) hereof); or (B) to a third party as part of preparing to go or going public, so long as the controlling stockholder(s) of Programmer and substantially all of the members of management of the Programmer remain the same following the initial public offering and for the duration of the Term.

      12. Laws of California; Consent to California Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and fully performed therein, except to the extent that the parties' respective rights and obligations are subject to mandatory local, State and Federal laws or regulations. All actions relating to this Agreement shall be brought, and the parties hereto consent to exclusive jurisdiction (in personam and in rem) and venue for all actions relating to this Agreement, in the courts located in Los Angeles County, California; provided, however, that any judgments or court orders obtained may be enforced in any other jurisdiction. Programmer represents that CT Corporation System is its authorized agent for service of process in Los Angeles, California.

      13. Entire Agreement and Section Headings. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements, or understandings relating to the subject matter hereof (whether written, oral or implied), including, without limitation, the Current Playboy Agreement and any amendments thereto. This Agreement shall not be modified other than in a writing, signed by each of the parties hereto. The section headings hereof are for the convenience of the parties only and shall not be given any legal effect or otherwise affect the interpretation of this Agreement.

      14. Severability. The parties agree that each provision of this Agreement shall be construed as separable and divisible from every other provision and that the enforceability of any one provision shall not limit the enforceability, in whole or in part, of any other provision hereof. In the event that a court of competent jurisdiction determines that a restriction contained in this Agreement shall be unenforceable because of the extent of time or geography, such restriction shall be deemed amended to conform to such extent of time and/or geography as such court shall deem reasonable.


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

                                                          Confidential Treatment

      15. Confidentiality.

            (a) Generally. The parties agree that they and their employees have maintained and will maintain, in confidence, the terms and provisions of this Agreement, as well as all data, summaries, reports, proprietary information, trade secrets and information of all kinds, whether oral or written, acquired or devised or developed in any manner from the other party's personnel or files or any proprietary or subscriber information provided by one party to the other party (the "Confidential Information"), and that they have not and will not reveal the same to any persons not employed by the other party except: (i) (A) at the written direction of such party; (B) to the extent necessary to comply with the law or the valid order of a court of competent jurisdiction, in which event the disclosing party shall so notify the other party as promptly as practicable (and, if possible, prior to making any disclosure) and shall seek confidential treatment of such information, or in connection with any arbitration proceeding; (C) as part of its normal reporting or review procedure to its parent company, its financial advisors, auditors and its attorneys, and such parent company, financial advisors, auditors and attorneys agree to be bound by the provisions of this Section 15; (D) to independent contractors hired by either party in the ordinary course of business, bona fide potential investors, insurers and financing entities; provided, however, that such persons described above agree to be bound by the provisions of this Section 15; or (E) in order to enforce any of its rights pursuant to this Agreement; however, that such person described above agrees to be bound by the provisions of this Section 15; or (ii)(A) at the time of disclosure to the recipient the Confidential Information is in the public domain; or (B) after disclosure to the recipient the Confidential Information becomes part of the public domain by written publication through no fault of the recipient. During the Term, neither party shall issue an independent press release, or discuss with a member of the press, this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

            (b) Programmer's Further Obligations. Notwithstanding Section 15(a), Programmer specifically acknowledges and agrees that any lists of Affiliate's customers or users, and all information related to such customers and users, is confidential and proprietary information of Affiliate and cannot be disclosed by Programmer or used by Programmer for any purpose or use whatsoever, other than for its review at Affiliate's offices as part of Programmer's audit rights hereunder to determine if Programmer has been paid the License Fees due to it by Affiliate. Also notwithstanding Section 15(a), Programmer further acknowledges and agrees that under no circumstances will it in any way: disclose information (whether personally identifiable or not) to any third party regarding
Affiliate's customers or users or engage in any direct mailing or telephone solicitation which Affiliate's customers or users do not previously and expressly approve (whether orally or in writing) or previously and expressly request (whether orally or in writing), or which Affiliate does not previously and expressly approve in writing in Affiliate's sole discretion.

      16. Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, Programmer and Affiliate each shall have the right to obtain injunctive relief, if necessary, in order to prevent the other party from willfully breaching its obligations under this Agreement.


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                                                          Confidential Treatment

      17. Cessation of Program Distribution. If Affiliate in good faith reasonably believes that Affiliate's provision of any of the programming on the Service either violates any material Law or could be found by a court or administrative agency to violate any material Law (a "Law Violation" or "Potential Law Violation") or reasonably believes in good faith at any time that any of the programming on the Service is adversely affecting the corporate image that Affiliate desires to maintain at such time (an "Image Problem") then, notwithstanding anything to the contrary in this Agreement, (a) immediately following written notice to Programmer in the case of a Law Violation or
Potential Law Violation, or (b) no sooner than thirty (30) days following written notice to Programmer in the case of an Image Problem and only after consultation with Programmer and providing Programmer the opportunity to propose a plan to resolve the Image Problem (if Affiliate elects to terminate this
Agreement as provided in this Section 17):; Affiliate may terminate this Agreement, or Affiliate may cease distributing the offending programming or the Service (in any portion of the Territory, or the entire Territory, as Affiliate shall determine in its sole discretion based on the genesis of the Law Violation; Potential Law Violation or Image Problem) until Affiliate determines in Affiliate's sole discretion that there will be no Image Problem because the Service programming at that subsequent time is consistent with the corporate image that Affiliate then desires to maintain or Affiliate reasonably determines that a Law Violation or Potential Law Violation will not again occur. If
Affiliate, pursuant to this Section 17 and due to an Image Problem, desires to cease distributing the Service, Affiliate shall provide Programmer with notice thereof setting forth in reasonable detail the nature of Affiliate's concerns and provide Programmer with the opportunity to propose changes in the Service to address Affiliate's concerns. Consistent with the foregoing, the parties understand and acknowledge that (i) due to the explicit nature of the programming on the Channel 596 Service and the Channel 597 Service (i.e., more explicit than the "Hot Version"), as of the date hereof, Affiliate blacks out such channels in the following states: Alabama, Mississippi, Oklahoma, Utah, North Carolina, Tennessee, and in Hamilton County, Ohio, because such programming may constitute a Law Violation therein; and (ii) Affiliate expressly reserves the right at any time during the Term to further blackout any such programming constituting a Law Violation.

      18. Survival of Representations and Warranties. All representations and warranties contained herein or made by the parties, and each of them, in connection herewith shall survive any independent investigation made by either party.

      19. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all such counterparts together shall constitute but one and the same instrument. The parties also agree that this Agreement shall be binding

                                                          Confidential Treatment

upon the faxing by each party of a signed signature page thereof to the other party. If such a faxing occurs, the parties agree that they will each also immediately post, by Federal Express, a fully executed original counterpart of the Agreement to the other party.

      IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

DIRECTV, INC.


By: Tony Berlin
  ------------------------------------
     Toby Berlin
     Vice President, Programming Acquisitions


PLAYBOY ENTERTAINMENT GROUP, INC.


By: Robert Meyers
 --------------------------------------

SPICE HOT ENTERTAINMENT, INC.


By: Robert Meyers
 ---------------------------------------

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

                                                          Confidential Treatment

                                    EXHIBIT A

                   DESCRIPTIONS AND LIMITATIONS OF THE SERVICE

From and after the Effective Date and at all times during the Term, the Service (including Playboy TV En Espanol, if applicable) shall be provided by Programmer to Affiliate on a full-time turnaround basis (i.e., 24 hours per day, seven days a week)

The programming content of the Service shall comply with the following limitations and restrictions:

(i) With respect to the services making up the Service, the programming contained therein shall (subject to specific channel descriptions set forth in this Agreement):

      (A) Consist of uninterrupted movies and shows of the adult genre (subject to the description and limitations set forth in Exhibit A), together with interstitials, public service announcements, behind the scenes spots and spots promoting upcoming programming on the Service; provided that any such spots, permitted commercial announcements and/or interstitial programming shall be first class broadcast quality for the adult television industry and shall not promote a competitive multi-channel video distribution service or denigrate direct satellite distribution. The Service shall not contain any advertising except that during the "breaks" between movies and/or shows (and with respect to the VOD Services, before and/or after the program), the Service may contain spots promoting Programmer's audiotext (i.e., "900" number) offerings (the "Audiotext Spots") as follows: (x) if the break is less than or equal to ten
(10) minutes in length,  Audiotext  Spots not  exceeding  two (2) minutes in the aggregate during such break; and (y) if the break is greater than ten (10) minutes in length, Audiotext Spots not exceeding three (3) minutes in the aggregate during such break; provided that, in either case, Programmer shall not interrupt any movies or shows to air the Audiotext Spots. The quality of all interstitial, promos, station I.D.s, public service announcements, or other permitted insertions shall be of a production quality equal to, if not greater than, those airing on each of the Services as of the date of this Agreement. Notwithstanding the foregoing, Programmer shall have the right to include third party advertising on each of the Services up to a total of four minutes in each 90-minute block of programming; provided that, if Programmer elects to include such advertising, Affiliate shall have the right to cover two minutes of such four minute total (or a proportionate amount (i.e., half of the total inventory) if Programmer inserts less than four advertising minutes) via the insertion of its own commercial or other announcements (including, without limitation, promotions for any or all adult programming services distributed by DIRECTV). In the event Programmer elects to include advertising in a Service, Programmer shall properly "tone switch", using industry recognized equipment, via inaudible signals, all Avails to enable Affiliate to insert its commercial announcements. Notwithstanding the foregoing, under no circumstances shall the Service be permitted to include, directly or indirectly, advertisements promoting any competitor of Affiliate (e.g., any satellite television provider; cable operator; telco provider such as Verizon, Bell South or AT&T in connection with such other provider's


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                                                          Confidential Treatment

multi-channel video distribution business; or any other distributor of video content, including via cellular phone, World Wide Web, Internet and/or wireless technology); provided that the content of the Service may contain references to Programmer's owned or operated websites, and other incidental references to where a viewer can receive additional information or content with respect to an individual appearing in the program or a topic covered in the program; and provided further than any such incidental reference shall not be provided in exchange for consideration.

      (B) Only contain programming that is of a production quality at least comparable to, if not better than, the production quality of each applicable programming service contained in the Service as of August 15, 2006.

      (C) Not include any violence, any activity that equates sexuality with violent behavior, any scenes of non-consenting sexual activity, incest, sadism, sadomasochism or forced bondage, as presented in the programming and promotional materials of the Service during the Term.

      (D) Not include any scenes of  bestiality,  any scenes of sexual  activity
with  children   (including   "play-acting"),   or  any  acts   depicting   male
homosexuality, unless approved by Affiliate in advance.

      (E) Include differentiated programming among the various programming services making up the Service so that each programming service is a distinct and independent service and are not a monthly multiplex or timeshifted version of any other service.

      (F) Shall adhere to the industry's standards and practices (the "Industry's Standards and Practices") for adult programming distributed via television services, and shall comply with the below described standards and practices (the "Standards and Practices") that shall control if they conflict with the Industry's Standards and Practices. Any act or portrayal that is prohibited to be presented on the Service as provided below or which the Industry's Standards and Practices prohibit to be presented in audiovisual material, is hereinafter referred to as a "Prohibited Act."

(ii) All programming services may:

      (A) Include nudity and sexual situations as a matter of course; however, there shall be no depiction of any sexual acts prohibited by this Exhibit A.

      (B) Include explicit and graphic language; provided however that the Service and promotional materials of the Service shall not include during the Term descriptive dialogue that is more sexist, racist, violent, threatening or patently offensive than such language that has been presented on the Service as of August 15, 2006.


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                                                          Confidential Treatment

(iii) The Movie Channel 1 and Movie Channel 2 Service shall individually and collectively be referred to as the "Movie Service(s)." The Movie Services shall comply with the following:

      (A) Movies on the Movie Services shall be scheduled to start every 90 minutes, and on a staggered basis, with attention given to creating appealing double feature, three-hour blocks.

      (B) The movies broadcast on the Movie Services shall generally range from 70 to 85 minutes in length.

      (C) Programmer shall not simultaneously broadcast duplicate programming on the services consisting of the Movie Service at any time, nor shall it, without prior written approval from Affiliate, broadcast a movie on any Movie Service in a month in which the same movie has aired on another Movies Service or in the month prior to or subsequent to said month.

(iii) Subject to specific channel descriptions set forth in this Agreement, Programmer may determine the content of its programming services in its sole discretion, including the substitution or withdrawal of scheduled programs, and of commercial, promotional or other announcements, consistent with the terms and conditions of this Agreement.

(v) Programming Service Specific Restrictions.

      (A)  Playboy  TV.  Playboy  TV shall be  edited  to the  "Cable  Version."
Notwithstanding the foregoing, Playboy TV also may include the following content, but in no event shall such content be more explicit than the "Hot Cable Version": (a) one (1) Director's Cut movie per day, seven days per week. Programmer may premiere at least two (2) Director's Cut titles per week and each title shall be approximately ninety (90) minutes in length (provided that the premiere of the Director's Cut movies shall be repeated to accommodate the
Pacific-time zone and that Director's Cut features shall be of a production quality and content, at least comparable to, if not better than, the Director's Cut movies that are currently provided by Playboy to Affiliate); and (b) three
(3) original alternative Programmer produced and/or licensed television programs (each an "Original Program"); with no more than five (5) of these programs being scheduled in any twenty four (24) hour period. Programmer represents and warrants that the foregoing describes the amount of "Hot Cable Version" content included on Playboy TV as of the date hereof (i.e., two (2) Director's Cut title exhibitions and five (5) Original Program exhibitions during each twenty four
(24) hour period). Programmer shall be required to obtain Affiliate's consent prior to including on Playboy TV any programming more explicit than the "Cable Version" other than as set forth in subclauses (a) and (b) above. Notwithstanding the foregoing, Programmer may include in Playboy TV regularly scheduled programming (i.e., excluding interstitials) edited in the Cable Version but which contains content (such as a brief segment, excerpt or clips) in the Hot Cable Version not to exceed 2 minutes in any half hour period of time. Programmer shall not air on Playboy TV more than sixty (60) minutes of Phone Sex Programming (as


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defined  below) within any contiguous  six-hour  scheduling  period.  "Phone Sex
Programming" means any program intended to sexually arouse viewers through one-on-one interaction between on-air talent and an individual viewer utilizing telecommunication technologies (e.g., telephone, web cam, wireless device, etc.) and masturbation by the on-air talent; provided that such Phone Sex Programming shall be no more explicit than the "Cable Version".

      (B) Movie Channel 1. Movie Channel 1 shall be in the "Hotter Version," as set forth in the Programming Standards on Exhibit A. Movie Channel 1 showcases adult stars, AVN award winning or nominated features, and top-quality Adult movies. Movie Channel 1 includes a sufficient number of unique movies, premieres, and/or program events within any broadcast month such that, in Programmer's judgment, the programming maximizes Subscriber purchases of programming on the channel. Programmer may include alternative (non-movie) program events such as live and/or interactive programs that further enhance Movie Channel 1 for up to three (3) hours per day. Movie Channel 1 shall consist of a minimum of fifty (50) unique movies and/or program events within any broadcast month. No movie or program event shall be repeated on Movie Channel 1 for a period of three (3) months after its initial month run on Movie Channel 1. Programmer will use reasonable efforts to program Movie Channel 1 with movies or program events that offer the greatest appeal when conformed to the "Hotter Version" standard, differentiating them from the movies offered on Movie Channel
2. From time to time Programmer may schedule special program events (i.e. "themed stunts") to enhance Movie Channel 1 that forgo the above, provided prior approval is granted from Affiliate.

      (C) Movie Channel 2. Movie Channel 2 shall be in the "Hotter Version," as set forth in the Programming Standards on Exhibit A. Movie Channel 2 showcases `caught on tape' themed content, MILFS, fetish lifestyle, ethnic, and `alt' programming. Programmer may include alternative (non-movie) program events such as live and/or interactive programs that further enhance Movie Channel 2 for up to three (3) hours per day. Movie Channel 2 shall consist of a minimum of fifty
(50) unique movies and/or program events within any broadcast month. No movie or program event shall be repeated on Movie Channel 2 for a period of three (3) months after its initial month run on Movie Channel 2. Programmer will use reasonable efforts to program Movie Channel 2 with movies or program events that offer the greatest appeal when conformed to the "Hotter Version" standard, differentiating them from the movies offered on Movie Channel 1. From time to time Programmer may schedule special program events (i.e. "themed stunts") to enhance Movie Channel 2 that forgo the above, provided prior approval is granted from Affiliate.

      (D) Playboy TV en Espanol Service. The Playboy TV en Espanol Service shall be a Spanish language (dubbed and/or subtitled) 24-hour programming service in the "Hot Version," as set forth in the Programming Schedule on Exhibit A. Its programming is configured in a daily eight (8) hour block with three (3) repeats or runs, consisting primarily of Playboy-branded adult movies, series, specials and a variety of programs. The programming service consists of approximately thirty (30) different movies, series and/or programs per month, of which 15 are premier movies. Premiers are exhibited 4 times during


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the month as follows:  the premier during Fridays,  Saturdays and Sundays, and 3 repeats on weekdays". Affiliate acknowledges that Programmer does not program the Playboy TV en Espanol service. As such, Programmer shall give Affiliate prompt notice of any changes to the above description of which Programmer is informed, and in the event of a material deviation from the description above, Affiliate shall have the right to discontinue the Playboy TV en Espanol service with ten (10) days written notice, but such deviation shall not constitute a material breach under the agreement entitling Affiliate to other remedies.

      (E) The live and/or interactive programs described in sub-paragraphs B and C above will be hosted by live talent, with the programming switching between mini-shows and previews, and in no event shall include "phone sex" or similar call-in shows (excluding only the program currently known as "Night Calls"). The hostess might take us to the 'Peep Show' to watch some hot action, or to 'The Audition Room' for new talent guaranteed to please. Viewers can call in or interact online to vote, comment, or help decide which feed to switch to next. A description of each of these offerings is as follows:

TITLE         DESCRIPTION

Peep Show     Set  in  a  sexy  peep  show  booth  with  velvet  lined  walls  &
              surveillance cameras. Singles or horny couples are all caught on tape and we'll always be watching through our live feed...even when they think we aren't.

The Audition
Room These auditions are down and dirty, and the viewer can vote or call in to rate the hottest and newest talent.

Movie
Previews Preview the nastiest and most anticipated movies, and watch your favorite clips in this quick hit format.

Behind The
Scenes Get a VIP pass onto the sets of Adult's biggest shoots. We go behind the scenes to watch what really goes on when the cameras are off, and we speak to the biggest sex stars.


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EXHIBIT A (continued)

                                  PROGRAMMING STANDARDS

------------------------------------------------------------------------------------------------
                                        CABLE            HOT           HOTTER            VIDEO
                                       VERSION          CABLE          VERSION           STORE
                                                       VERSION                          VERSION
------------------------------------------------------------------------------------------------
Condoms                                   *               *               *                *
------------------------------------------------------------------------------------------------
Explicit language                         *               *               *                *
------------------------------------------------------------------------------------------------
Female masturbation/external              *               *               *                *
------------------------------------------------------------------------------------------------
Girl/girl sex                             *               *               *                *
------------------------------------------------------------------------------------------------
Medium shot penis/flaccid                 *               *               *                *
------------------------------------------------------------------------------------------------
Medium shot vagina                        *               *               *                *
------------------------------------------------------------------------------------------------
Oral sex/cunnilingus                      *               *               *                *
------------------------------------------------------------------------------------------------
Wide shot penis/flaccid                   *               *               *                *
------------------------------------------------------------------------------------------------
Wide shot vagina                          *               *               *                *
------------------------------------------------------------------------------------------------
Close-up penis/erect                                      *               *                *
------------------------------------------------------------------------------------------------
Close-up penis/flaccid                                    *               *                *
------------------------------------------------------------------------------------------------
Close-up vagina                                           *               *                *
------------------------------------------------------------------------------------------------
Female masturbation with                                  *               *                *
penetration (fingers, objects)
------------------------------------------------------------------------------------------------
Male masturbation (no ejaculation)                        *               *                *
------------------------------------------------------------------------------------------------
Medium shot penis/erect                                   *               *                *
------------------------------------------------------------------------------------------------
Oral sex/fellatio                                         *               *                *
------------------------------------------------------------------------------------------------
Vaginal penetration/objects                               *               *                *
------------------------------------------------------------------------------------------------
Vaginal penetration/penis                                 *               *                *
------------------------------------------------------------------------------------------------
Vaginal penetration/tongue                                *               *                *
------------------------------------------------------------------------------------------------
Wide shot penis/erect                                     *               *                *
------------------------------------------------------------------------------------------------
Ejaculation                                                               *                *
------------------------------------------------------------------------------------------------
Anal penetration/objects                                                                   *
------------------------------------------------------------------------------------------------
Anal penetration /penis                                                                    *
------------------------------------------------------------------------------------------------
Anal penetration/tongue                                                                    *
------------------------------------------------------------------------------------------------

An * indicates that the described activity appears in the particular version.


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                                    EXHIBIT B

          PROGRAMMER'S CABLE RATE CARD FOR NON-HOTEL/MOTEL DISTRIBUTION

                          Affiliate's Share of            Programmer's Share of
                             Gross Receipts                  Gross Receipts

Playboy TV                         75%                             25%

Movie Channel 1                    91%                             9%

Movie Channel 2                    91%                             9%

A. Cascade Payments: In each month that Affiliate offers a Cascade including the Services, or any combination of such Services, together with other third party adult programming services, Affiliate shall determine the corresponding License Fee payable to Programmer by use of the following formula(s):

      S =   (A/B) x P x .09 where:

      S = All License Fees payable to the Programmer in connection with the inclusion of the Movie Services, or either of them, in the Cascade

      A=    the total number of Programmer's Movie Services in the Cascade

      B =   the total number of all programming services offered in the Cascade

      P =   Cascade Gross Receipts

      .09 = Programmer's  share  of  allocable  Gross  Receipts  for  the  Movie
            Service(s) (i.e., 9%)

and/or

      S =   (1/B) x P x .25 where:

      S = All License Fees payable to the Programmer in connection with the inclusion of the Channel 595 Service (currently known as "Playboy TV") in the Cascade

      1 =   Playboy TV

      B =   the total number of all programming services offered in the Cascade

      P =   Cascade Gross Receipts

      .25 = Programmer's share of allocable Gross Receipts for Playboy TV (i.e.,
            25%)

B. Launch Support. As an incentive to launch the new movie channels offered by Programmer at the editing levels described below, Programmer will ensure certain levels of revenue to Affiliate in connection with Movie Channel 1 and Movie Channel 2 as described


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                                                          Confidential Treatment

below (the "Launch Support"). The Launch Support mutually agreed between Programmer and Affiliate is based on historical revenues for other Programmer networks carried by Affiliate with a projection of reasonable growth. The amount of any Launch Support that may be payable by Programmer to Affiliate will not exceed the revenues paid by Affiliate to Programmer in any applicable year for the Movie Channel 1 and Movie Channel 2 in such year. All revenue earned by Programmer in connection with Movie Channel 1 and Movie Channel 2, as well as any amounts attributable to VOD supplied by Programmer, shall be applied against the Launch Support. As a condition of receiving the Launch Support for Movie Channel 1 and Movie Channel 2, Affiliate agrees to distribute the Service in the following manner (the "Launch Support Requirements"):

      (i) Notwithstanding any other terms set forth in the Agreement, Programmer may program Movie Channel 1 and Movie Channel 2 to the hottest standards permitted for any service distributed over Affiliate's DTH Distribution System;

      (ii) The Movie Services will be included in the Cascade (or any bundle of adult PPV services offered by Affiliate) unless one of such Services is terminated by Affiliate pursuant to Affiliate's rights under this Exhibit B;

      (iii) Affiliate will make Playboy TV, Movie Channel 1 and Movie Channel 2 available for purchase to all residential DIRECTV Subscribers receiving content from Affiliate's DTH Distribution System (except with respect to DIRECTV Subscribers who have elected not to have the option of purchasing adult programming and/or have been excluded from the purchase of transactional programming and those DIRECTV Subscribers residing in geographical areas where Affiliate systematically blacks out programming services in the "Hotter" or "Video Store" versions) unless one of such Movie Services is terminated by Affiliate pursuant to Affiliate's rights under this Exhibit B;

      (iv) Affiliate may determine in its reasonable discretion the retail prices of the Services and/or the Cascade; provided, however, that any change in such retail prices shall be commercially reasonably designed to maximize Gross Receipts of the Services and/or the Cascade;

      (v)   All adult linear services will be offered on contiguous channels;

      (vi) Affiliate will not engage in any sale of assets that would have the effect of materially reducing the number of DIRECTV Subscribers during the Term; and

      (vii) The Service will be treated no less favorably in marketing, advertising and promotional activities than any other adult service offered to DIRECTV Subscribers by Affiliate; provided that Affiliate shall be deemed to have complied with this requirement if it implements substantially similar activities on behalf of the Service as on behalf of such other adult service(s).

      1. First Year Launch Support. If Affiliate meets the Launch Support Requirements during the period from November 16, 2006 through November 15, 2007 (the "First Contract Year"), the Programmer shall provide Affiliate with the following Launch Support with


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respect to the Movie Services during such First Contract Year: if, at the end of the First Contract Year, Affiliate's share of Gross Receipts for the Movie Services as well as any amounts attributable to VOD supplied by Programmer is below $5.069 per DIRECTV Subscriber (the number of such DIRECTV Subscribers for the purpose of Launch Support is deemed to be 14,197,000, which is the number of Subscribers reported to Programmer as of February 2006), then Programmer will pay Affiliate within sixty (60) days of the first anniversary of the Effective Date the amount necessary to bring the per DIRECTV Subscriber amount up to $5.069 for the First Contract Year (the "First Year Launch Support Payment"); provided that in no event shall the First Year Launch Support Payment be greater than the License Fees paid to Programmer for the First Contract Year by Affiliate for distribution of the Movie Services pursuant to Section 2(b) of the Agreement (the "First Year Launch Support"). Notwithstanding the foregoing, (i) in the event that during any portion of the First Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers one less adult service (i.e., a linear programming service comprised of all or substantially all adult content) in the "Cable Version", "Hot Cable Version", "Hotter Version" and/or "Video Store Version" Programming Standards (an "Adult Service") (i.e., one less Adult Service than the number of such services offered as of the Effective Date), the First Year Launch Support Payment for such periods shall be increased to $6.339 per DIRECTV Subscriber; (ii) in the event that during any portion of the First Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers one additional Adult Service (beyond the number of such services offered as of the Effective Date), the First Year Launch
Support Payment for such periods shall be reduced to $4.226 per DIRECTV Subscriber; and (iii) in the event that during any portion of the First Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers two additional Adult Services (beyond the number of such services offered as of the Effective Date), the First Year Launch Support Payment for such periods shall be reduced to $3.526 per DIRECTV Subscriber (any such amount being an "Adjusted First Year Launch Support Payment"). Subject to the foregoing, if the First Year Launch Support Payment obligation and an Adjusted First Year Launch Support Payment obligation are in effect during separate periods of the First Contract Year, the yearly Launch Support shall be proportionately pro-rated for all periods during which each respective Launch Support level applies. For the avoidance of doubt, a change in conditions resulting in the application of an Adjusted First Year Launch Support Payment shall not be deemed a violation of the Launch Support Requirements. The parties acknowledge and agree that the total number of Adult Services offered by Affiliate as of the Effective date is six (6) (inclusive of Movie Channel 1, Movie Channel 2 and Playboy TV).

      2. Second Year Launch Support. If Affiliate meets the Launch Support Requirements during the period from November 16, 2007 through the end of the Term (the "Second Contract Year") and the Agreement is not terminated by either party, the Programmer shall provide Affiliate with the following Launch Support with respect to the Movie Services for the second year of the Term: if, at the end of the second year of the Term, Affiliate's share of Gross Receipts for the Movie Services as well as any amounts attributable to VOD supplied by Programmer is below $5.63 per DIRECTV Subscriber (the number of such DIRECTV Subscribers for the purpose of established Launch Support is deemed to be 14,197,000, which is the number of Subscribers reported to Programmer as of


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February 2006), then Programmer will pay Affiliate within sixty (60) days of the second anniversary of the Effective Date the amount necessary to bring the per DIRECTV Subscriber amount up to $5.63 for the second year of the Term (the "Second Year Launch Support Payment"); provided that in no event shall the Second Year Launch Support Payment be greater than the License Fees paid to Programmer for the second year of the Term by Affiliate for distribution of the Movie Services pursuant to Section 2(b) of the Agreement (the "Second Year Launch Support"). Notwithstanding the foregoing, (i) in the event that during any portion of the Second Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers one less Adult Service (i.e., one less Adult Service than the number of such services offered as of the Effective Date), the Second Year Launch Support Payment for such periods shall be increased to $7.044 per DIRECTV Subscriber; (ii) in the event that during any portion of the Second Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers one additional Adult Service (beyond the number of such services offered as of the Effective Date), the Second Year Launch Support Payment for such periods shall be reduced to $4.93 per DIRECTV Subscriber; and (iii) in the event that during any portion of the Second Contract Year Affiliate, in its sole discretion, makes available to DIRECTV Subscribers two additional Adult Services (beyond the number of such services offered as of the Effective Date), the Second Year Launch Support Payment for such periods shall be reduced to $4.22 per DIRECTV Subscriber (any such amount being an "Adjusted Second Year Launch Support Payment"). Subject to the foregoing, if the Second Year Launch Support Payment obligation and an Adjusted Second Year Launch Support Payment obligation are in effect during separate periods of the Second Contract Year, the yearly Launch Support shall be proportionately pro-rated for all periods during which each respective Launch Support level applies. For the avoidance of doubt, a change in conditions resulting in the application of an Adjusted Second Year Launch Support Payment shall not be deemed a violation of the Launch Support Requirements.

Subject to the foregoing, in the event that the Launch Support Requirements are met for only a portion of the First or Second Contract Year, Programmer's respective Launch Support obligations for either such period shall apply on a pro rata basis to those portions of such years during which the Launch Support Requirements have been met.

The Launch Support Requirements are only applicable to the First Year Launch Support and the Second Year Launch Support, and a failure of Affiliate to meet such requirements shall only invalidate the revenue assurance for the year in which such failure takes place, and shall not otherwise be treated as a breach of the Agreement. In the event that Affiliate's actual share of Gross Receipts in connection with the Services for the First Contract Year is less than the First Year Launch Support amount by greater than $500,000, either party will have the right to terminate this Agreement with respect to the Movie Services upon thirty (30) days written notice to the other party. In addition, in the event that Affiliate's share of revenues from a la carte PPV Offerings of the Movie Services (or either of such Services) during any two month period of the Term after November 16, 2006 is ten percent (10%) less than the applicable Launch Support as prorated on an annual basis, either party shall have the right to terminate this Agreement with respect to the underperforming Movie Service (or, alternatively, both Movie Services if both are underperforming) upon prior notice (thirty (30)


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days  written  notice  to  Programmer  in the  event  that  Affiliate  elects to terminate and ninety (90) days written notice to Affiliate in the event that Programmer elects to terminate). In the event that either party elects to terminate pursuant to the above, Programmer agrees to continue providing the relevant Service until the end of the applicable notice period on the same rates, terms and conditions as set forth herein to permit Affiliate to transition to an alternative provider of programming. In the event that either party exercises the foregoing termination right with respect to one or both of the Movie Services, Affiliate shall nevertheless be entitled to the above described Launch Support for such Movie Service(s) and for the remaining Movie Service (if applicable) on a pro-rata basis.


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                                    EXHIBIT C

                    MONTHLY PROGRAM SCHEDULES FOR THE SERVICE

                                 (see attached)


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                                    EXHIBIT D

               PROGRAMMER'S RATE CARD FOR HOTEL/MOTEL DISTRIBUTION


                           Affiliate's Share of           Programmer's Share of
                              Gross Receipts                 Gross Receipts

Playboy TV                          75%                            25%

Movie Channel 1                     91%                            9%

Movie Channel 2                     91%                            9%


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                                    EXHIBIT E

         PROGRAMMERS RATE CARD FOR PLAYBOY TV EN ESPANOL (IF APPLICABLE)

                                Affiliate's Share of      Programmer's Share of
                                   Gross Receipts            Gross Receipts

Playboy TV en Espanol Service            75%                       25%


                                       48